Exhibit 99.1

PART II

ITEM 6. SELECTED FINANCIAL DATA
The following tables set forth selected consolidated financial and operating data on an historical basis for BioMed Realty Trust, Inc. and BioMed Realty, L.P. The following data should be read in conjunction with our financial statements and notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included below in this report. Certain prior year amounts have been reclassified to conform to the current year presentation.
BIOMED REALTY TRUST, INC.
(Dollars in thousands, except share data)

	Years Ended December 31,
	2011	2010	2009	2008	2007
Statements of Income:
Revenues:
Total revenues	$438,200	$383,629	$358,193	$299,014	$265,181
Expenses:
Rental operations	128,146	111,900	104,246	84,151	70,989
Depreciation and amortization	142,319	114,788	109,007	83,614	71,998
General and administrative	30,966	25,901	22,455	22,659	21,474
Acquisition related expenses	1,099	3,053	464	175	396
Total expenses	302,530	255,642	236,172	190,599	164,857
Income from operations	135,670	127,987	122,021	108,415	100,324
Equity in net loss of unconsolidated partnerships	(2,489)	(1,645)	(2,390)	(1,200)	(893)
Interest expense, net	(89,181)	(86,073)	(64,690)	(40,687)	(27,796)
Other (expense)/income	(1,760)	(2,658)	3,467	(5,165)	—
Income from continuing operations	42,240	37,611	58,408	61,363	71,635
Income from discontinued operations	474	1,703	1,782	1,768	2,297
Net income	42,714	39,314	60,190	63,131	73,932
Net income attributable to noncontrolling interests	(525)	(498)	(1,468)	(2,077)	(2,531)
Net income attributable to the Company	42,189	38,816	58,722	61,054	71,401
Preferred stock dividends	(16,033)	(16,963)	(16,963)	(16,963)	(16,868)
Cost on redemption of preferred stock	(165)	—	—	—	—
Net income available to common stockholders	$25,991	$21,853	$41,759	$44,091	$54,533
Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.19	$0.17	$0.43	$0.59	$0.80
Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.19	$0.19	$0.45	$0.61	$0.83
Weighted-average common shares outstanding:
Basic	132,625,915	112,698,704	91,011,123	71,684,244	65,303,204
Diluted	135,609,843	115,718,199	91,851,002	75,408,153	68,738,694
Cash dividends declared per common share	$0.80	$0.63	$0.70	$1.34	$1.24
Cash dividends declared per preferred share	$1.84	$1.84	$1.84	$1.84	$1.83
Balance Sheet Data (at period end):
Investments in real estate, net	$3,950,246	$3,536,114	$2,971,767	$2,960,429	$2,807,599
Total assets	4,428,545	3,959,754	3,283,274	3,229,314	3,058,631
Total indebtedness	1,681,425	1,497,465	1,361,805	1,341,099	1,489,585
Total liabilities	1,816,349	1,646,858	1,459,342	1,591,365	1,641,850
Total equity	2,612,196	2,312,896	1,823,932	1,637,949	1,416,781
Other Data:
Cash flows from/(used in):
Operating activities	175,031	161,895	144,128	115,046	114,965
Investing activities	(604,331)	(710,986)	(156,666)	(218,661)	(409,301)
Financing activities	424,244	550,636	11,038	111,558	282,151

BIOMED REALTY, L.P.
(Dollars in thousands, except unit data)

	Years Ended December 31,
	2011	2010	2009	2008	2007
Statements of Income:
Revenues:
Total revenues	$438,200	$383,629	$358,193	$299,014	$265,181
Expenses:
Rental operations	128,146	111,900	104,246	84,151	70,989
Depreciation and amortization	142,319	114,788	109,007	83,614	71,998
General and administrative	30,966	25,901	22,455	22,659	21,474
Acquisition related expenses	1,099	3,053	464	175	396
Total expenses	302,530	255,642	236,172	190,599	164,857
Income from operations	135,670	127,987	122,021	108,415	100,324
Equity in net loss of unconsolidated partnerships	(2,489)	(1,645)	(2,390)	(1,200)	(893)
Interest expense, net	(89,181)	(86,073)	(64,690)	(40,687)	(27,796)
Other (expense)/income	(1,760)	(2,658)	3,467	(5,165)	—
Income from continuing operations	42,240	37,611	58,408	61,363	71,635
Income from discontinued operations	474	1,703	1,782	1,768	2,297
Net income	42,714	39,314	60,190	63,131	73,932
Net loss/(income) attributable to noncontrolling interests	44	48	64	9	(45)
Net income attributable to the operating partnership	42,758	39,362	60,254	63,140	73,887
Preferred unit dividends	(16,033)	(16,963)	(16,963)	(16,963)	(16,868)
Cost on redemption of preferred units	(165)	—	—	—	—
Net income available to the operating partnership	$26,560	$22,399	$43,291	$46,177	$57,019
Income from continuing operations per unit available to unitholders:
Basic and diluted earnings per unit	$0.19	$0.17	$0.43	$0.59	$0.80
Net income per unit available to unitholders:
Basic and diluted earnings per unit	$0.19	$0.19	$0.45	$0.61	$0.83
Weighted-average units outstanding:
Basic	135,549,934	115,572,569	94,005,382	74,753,230	68,219,557
Diluted	135,549,934	115,572,569	94,005,382	75,408,153	68,738,694
Cash distributions declared per unit	$0.80	$0.63	$0.70	$1.34	$1.24
Cash distributions declared per preferred unit	$1.84	$1.84	$1.84	$1.84	$1.83
Balance Sheet Data (at period end):
Investments in real estate, net	$3,950,246	$3,536,114	$2,971,767	$2,960,429	$2,807,599
Total assets	4,428,545	3,959,754	3,283,274	3,229,314	3,058,631
Total indebtedness	1,681,425	1,497,465	1,361,805	1,341,099	1,489,585
Total liabilities	1,816,349	1,646,858	1,459,342	1,591,365	1,641,850
Total capital	2,612,196	2,312,896	1,823,932	1,637,949	1,416,781
Other Data:
Cash flows from/(used in):
Operating activities	175,031	161,895	144,128	115,046	114,965
Investing activities	(604,331)	(710,986)	(156,666)	(218,661)	(409,301)
Financing activities	424,244	550,636	11,038	111,558	282,151

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section entitled “Item 1. Business — Forward-Looking Statements” included in our annual report on Form 10-K for the year ended December 31, 2011. Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the section entitled “Item 1A. Risk Factors” included in our annual report on Form 10-K for the year ended December 31, 2011.
Overview
As used herein, the terms “we,” “us,” “our” or the “Company” refer to BioMed Realty Trust, Inc., a Maryland corporation, and any of our subsidiaries, including BioMed Realty, L.P., a Maryland limited partnership of which BioMed Realty Trust, Inc. is the parent company and general partner, which may be referred to herein as the “operating partnership.” BioMed Realty Trust, Inc. conducts its business and owns its assets through the operating partnership and operates as a fully integrated, self-administered and self-managed REIT. The operating partnership is focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our properties are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Francisco, Maryland, San Diego, New York/New Jersey, Pennsylvania, and Seattle.
We were formed on April 30, 2004 and completed BioMed Realty Trust, Inc.’s initial public offering on August 11, 2004.
At December 31, 2011, we owned or had interests in a portfolio with an aggregate of approximately 12.4 million rentable square feet.
Factors Which May Influence Future Operations
Our long-term corporate strategy is to continue to focus on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. As of December 31, 2011, our current consolidated operating portfolio was 90.2% leased on a weighted average basis to 170 tenants. As of December 31, 2010, our current consolidated operating portfolio was 88.6% leased on a weighted average basis to 149 tenants. The increase in the overall leased percentage was due to an increase in leased square feet related to increased leasing activity. Our current operating portfolio increased by approximately 745,000 rentable square feet, or 7.8%, and total leased square footage increased by approximately 1.1 million square feet, or 12.6%, during the same period.
Leases representing approximately 5.2% of our leased square footage expire during 2012 and leases representing approximately 5.7% of our leased square footage expire during 2013. Our leasing strategy for 2012 focuses on leasing vacant space, negotiating renewals for leases scheduled to expire during the year, and identifying new tenants or existing tenants seeking additional space to occupy the spaces for which we are unable to negotiate such renewals. We may proceed with additional new developments and acquisitions, as real estate and capital market conditions permit.
As a direct result of the recent economic recession, we believe that the fair-values of some of our properties may have declined below their respective carrying values. However, to the extent that a property has a substantial remaining estimated useful life and management does not believe that the property will be disposed of prior to the end of its useful life, it would be unusual for undiscounted cash flows to be insufficient to recover the property's carrying value. We presently have the ability and intent to continue to own and operate our existing portfolio of properties and estimated undiscounted future cash flows from the operation of the properties are expected to be sufficient to recover the carrying value of each property. Accordingly, we do not believe that the carrying value of any of our properties is impaired. If our ability and/or our intent with regard to the operation of our properties otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to fair-value and such loss could be material.
Redevelopment/Development Properties
We are actively engaged in the redevelopment and development of certain properties in our portfolio. We believe that these activities will ultimately result in a return on our additional investment once the redevelopment and development activities have been completed and the properties are leased. However, redevelopment and development activities involve inherent risks and assumptions relating to our ability to fully lease the properties. Our objective is to have these properties fully leased upon completion of the construction activities. However, our ability to fully lease the properties may be adversely affected by changing market conditions, including periods of economic slowdown or recession, rising interest rates, declining demand for life science office and laboratory space, local oversupply of real estate assets, or competition from others, any of which may diminish our opportunities for leasing the property on favorable terms or at all. In addition, we may fail to retain tenants that have leased our properties, or may face significant monetary penalties, if we do not complete the construction of these properties in a timely manner or to the tenants’ specifications. Further, our competitors with greater resources may have more flexibility than we do in their ability to offer rental concessions to attract tenants to their properties, which could put pressure on our ability to attract tenants at rental rates that will provide an expected return on our additional investment in these properties. As a result, we may be unable to fully lease some of our redevelopment/development properties in a timely manner upon the completion of major construction activities.
We also rely on external sources of debt and equity funding to provide capital for our redevelopment and development projects. Although we believe that we currently have sufficient borrowing capacity and will be able to obtain additional funding as necessary, we may be unable to obtain financing on reasonable terms (or at all) or we may be forced to seek alternative sources of potentially less attractive financing, which may require us to adjust our business and construction plans accordingly. Further, we may spend more time or money than anticipated to redevelop or develop our properties due to delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations or other unanticipated delays in the construction.
The following summarizes our consolidated properties under redevelopment at December 31, 2011:

	Current		Estimated
	Rentable	Percent	In-Service
Property	Square Feet	Leased	Date(1)
Redevelopment
9708-9714 Medical Center Drive	92,574	—	Q1 2013
Ardsley Park	160,500	100.0%	Q2 2012
1701 / 1711 Research Blvd	104,743	100.0%	Q2 2013
Total/Weighted-Average	357,817	74.1%

(1)
Our estimate of the time in which redevelopment will be substantially complete. We estimate that the projects will be substantially complete and held available for their intended use upon the completion of tenant improvements, but no later than one year from the cessation of major construction activities. We currently estimate that we will invest up to an additional $35.1 million before the redevelopment of these properties is substantially complete.

Lease Expirations
The following is a summary of lease expirations over the next ten calendar years for leases in place at December 31, 2011. This table assumes that none of the tenants exercise renewal options or early termination rights, if any, at or prior to the scheduled expirations:

					Current
				Percent of	Annualized
		Percent of	Current	Current	Base Rent
	Leased	Leased	Annualized	Annualized	per Leased
Year of Lease Expiration	Square Feet	Square Feet	Base Rent	Base Rent	Square Feet
			(In thousands)
Month-to-month	25,999	0.3%	$820	0.2%	$31.54
2012	527,434	5.2%	23,511	6.2%	44.58
2013	572,267	5.7%	13,433	3.5%	23.47
2014	786,974	7.8%	21,839	5.7%	27.75
2015	469,196	4.7%	15,335	4.0%	32.68
2016	1,408,277	14.0%	54,595	14.2%	38.77
2017	206,491	2.0%	6,313	1.6%	30.57
2018	1,189,141	11.8%	52,732	13.7%	44.34
2019	290,589	2.9%	8,942	2.3%	30.77
2020	400,771	4.0%	16,273	4.2%	40.60
2021	583,390	5.8%	13,948	3.6%	23.91
Thereafter	3,615,330	35.8%	156,122	40.8%	43.18
Total Portfolio / Weighted Average	10,075,859	100.0%	$383,863	100.0%	$38.10
The success of our leasing and development strategy will be dependent upon the general economic conditions and more specifically real estate market conditions and life science industry trends in the United States and in our target markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle and research parks near or adjacent to universities. We cannot give any assurance that leases will be renewed or that available space will be released at rental rates equal to or above the current contractual rental rates or at all.
Critical Accounting Policies
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. On an ongoing basis, we evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they address the most material parts of our financial statements, require complex judgment in their application or require estimates about matters that are inherently uncertain.
Investments in Real Estate
Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	Remaining useful life, not to exceed 40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	3 to 5 years
Acquired in-place leases	Non-cancelable term of the related lease
Acquired management agreements	Non-cancelable term of the related agreement
Our estimates of useful lives have a direct impact on our net income. If expected useful lives of our investments in real estate were shortened, we would depreciate the assets over a shorter time period, resulting in an increase to depreciation expense and a corresponding decrease to net income on an annual basis.
Management must make significant assumptions in determining the value of assets and liabilities acquired. The use of different assumptions in the allocation of the purchase cost of the acquired properties could affect the timing of recognition of the related revenue and expenses. The fair-value of tangible assets of an acquired property (which includes land, buildings and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair-value of these assets. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand.
The aggregate value of other acquired intangible assets consisting of acquired in-place leases and acquired management agreements are recorded based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes and insurance); and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period (see discussion of the recognition of acquired above-market and below-market leases in Revenue Recognition, Operating Expenses and Lease Terminations section below). The fair-value assigned to the acquired management agreements are recorded at the present value (using a discount rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated or if termination is determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of all unamortized amounts related to that lease would be accelerated and such amounts written off.
Costs incurred in connection with the development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. We capitalize costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. We consider a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with any remaining portion under construction. Costs associated with acquisitions are charged to expense as incurred.
Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.
When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in long-lived assets. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to fair-value and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair-value.
Revenue Recognition, Operating Expenses and Lease Terminations
We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, we evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude that we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination we consider all of the above factors. However, no one factor is determinative in reaching a conclusion.
All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the remaining non-cancelable terms of the respective leases. If a lease were to be terminated or if termination were determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of the related unamortized above or below market lease intangible would be accelerated and such amounts written off.
Rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs, are subject to recovery from tenants under the terms of our lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recorded in revenues as tenant recoveries, and the expenses are recorded in rental operations expenses, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.
On an ongoing basis, we evaluate the recoverability of tenant balances, including rents receivable, straight-line rents receivable, tenant improvements, deferred leasing costs and any acquisition intangibles. When it is determined that the recoverability of tenant balances is not probable, an allowance for expected losses related to tenant receivables, including straight-line rents receivable, utilizing the specific identification method is recorded as a charge to earnings. Upon the termination of a lease, the amortization of tenant improvements, deferred leasing costs and acquisition intangible assets and liabilities is accelerated to the expected termination date as a charge to their respective line items and tenant receivables are written off as a reduction of the allowance in the period in which the balance is deemed to be no longer collectible. For financial reporting purposes, a lease is treated as terminated upon a tenant filing for bankruptcy, when a space is abandoned and a tenant ceases rent payments, or when other circumstances indicate that termination of a tenant’s lease is probable (e.g., eviction). Lease termination fees are recognized in other revenue when the related leases are canceled, the amounts to be received are fixed and determinable and collectability is assured, and when we have no continuing obligation to provide services to such former tenants.
Investments in Partnerships and Limited Liability Companies
We evaluate our investments in limited liability companies and partnerships to determine whether such entities may be a variable interest entity, or VIE, and, if a VIE, whether we are the primary beneficiary. Generally, an entity is determined to be a VIE when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The primary beneficiary is the entity that has both (1) the power to direct matters that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. We consider a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE’s economic performance including, but not limited to, the ability to direct financing, leasing, construction and other operating decisions and activities. In addition, we consider the rights of other investors to participate in policy making decisions, to replace or remove the manager of the entity and to liquidate or sell the entity. The obligation to absorb losses and the right to receive benefits when a reporting entity is affiliated with a VIE must be based on ownership, contractual, and/or other pecuniary interests in that VIE. We have determined that we are the primary beneficiary in six VIEs, consisting of single-tenant properties in which the tenant has a fixed-price purchase option, which are consolidated and reflected in the accompanying consolidated financial statements.
If the above conditions do not apply, we consider whether a general partner or managing member controls a limited partnership or limited liability company, respectively. The general partner in a limited partnership or managing member in a limited liability company is presumed to control that limited partnership or limited liability company, as applicable. The presumption may be overcome if the limited partners or members have either (1) the substantive ability to dissolve the limited partnership or limited liability company, as applicable, or otherwise remove the general partner or managing member, as applicable, without cause or (2) substantive participating rights, which provide the limited partners or members with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s or limited liability company’s business, as applicable, and thereby preclude the general partner or managing member from exercising unilateral control over the partnership or limited liability company, as applicable. If these criteria are met and we are the general partner or the managing member, as applicable, the consolidation of the partnership or limited liability company is required.
Except for investments that are consolidated, we account for investments in entities over which we exercise significant influence, but do not control, under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, our net equity in the investment is reflected in the consolidated balance sheets and its share of net income or loss is included in our consolidated statements of income.
On a periodic basis, management assesses whether there are any indicators that the carrying value of our investments in unconsolidated partnerships or limited liability companies may be impaired on a more than temporary basis. An investment is impaired only if management’s estimate of the fair-value of the investment is less than the carrying value of the investment on a more than temporary basis. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair-value of the investment. Management does not believe that the value of any of our unconsolidated investments in partnerships or limited liability companies was impaired as of December 31, 2011.
Assets and Liabilities Measured at Fair-Value
We measure financial instruments and other items at fair-value where required under GAAP, but have elected not to measure any additional financial instruments and other items at fair-value as permitted under fair-value option accounting guidance.
Fair-value measurement is determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, there is a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
We have used interest rate swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair-values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair-value measurements. In adjusting the fair-value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Derivative Instruments
We record all derivatives on the consolidated balance sheets at fair-value. In determining the fair-value of our derivatives, we consider our credit risk and that of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The ongoing disruptions in the financial markets have heightened the risks to these institutions. While management believes that our counterparties will meet their obligations under the derivative contracts, it is possible that defaults may occur.
The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair-value of the hedged asset or liability that are attributable to the hedged risk in a fair-value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.
For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings. If charges relating to the hedged transaction are being deferred pursuant to redevelopment or development activities, the effective portion of changes in the fair-value of the derivative are also deferred in other comprehensive income on the consolidated balance sheet, and are amortized to the income statement once the deferred charges from the hedged transaction begin again to affect earnings. The ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction. For derivatives that are not classified as hedges, changes in the fair-value of the derivative are recognized directly in earnings in the period in which the change occurs.
We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known or expected cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and our known or expected cash payments principally related to our investments and borrowings.
Our primary objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During the years ended December 31, 2011, 2010 and 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and future variability in the interest-related cash flows from forecasted issuances of debt (see Note 9 of the Notes to Consolidated Financial Statements included elsewhere herein). We formally document the hedging relationships for all derivative instruments, have historically accounted for our interest rate swap agreements as cash flow hedges, and do not use derivatives for trading or speculative purposes.

Results of Operations

The following is a comparison, for the years ended December 31, 2011 and 2010 and for the years ended December 31, 2010 and 2009, of the consolidated operating results of BioMed Realty Trust, Inc. (including the operating results of BioMed Realty, L.P.).
Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010
The following table sets forth the basis for presenting the historical financial information for same properties (all properties except redevelopment/development, new properties, corporate entities, and discontinued operations), redevelopment/development properties (properties that were entirely or primarily under redevelopment or development during either of the years ended December 31, 2011 or 2010), new properties (properties that were not owned for each of the full years ended December 31, 2011 and 2010 and were not under redevelopment/development) and corporate entities (legal entities performing general and administrative functions and fees received from our PREI joint ventures), in thousands:

	Same Properties		Redevelopment/Development Properties		New Properties		Corporate
	2011	2010	2011	2010	2011	2010	2011	2010
Rental	$278,168	$279,715	$5,281	$1,023	$45,998	$12,054	$7	$7
Tenant recoveries	88,907	83,401	705	246	11,180	2,351	1,173	905
Other income	6,692	2,470	2	2	2	—	85	1,455
Total revenues	$373,767	$365,586	$5,988	$1,271	$57,180	$14,405	$1,265	$2,367
Rental Revenues. Rental revenues increased $36.7 million to $329.5 million for the year ended December 31, 2011 compared to $292.8 million for the year ended December 31, 2010. The increase was primarily due to properties acquired in 2010, and the commencement of leases.
Tenant Recoveries. Revenues from tenant reimbursements increased $15.1 million to $102.0 million for the year ended December 31, 2011 compared to $86.9 million for the year ended December 31, 2010. The increase was primarily due to properties acquired in 2010, the commencement of new leases, and higher rental operations expenses. Same property tenant recoveries increased $5.5 million, or 6.6%, for the year ended December 31, 2011 compared to the same period in 2010 primarily as a result of the commencement of new leases and higher rental operations expenses.
The percentage of recoverable expenses recovered at our properties increased to 79.6% for the year ended December 31, 2011 compared to 77.7% for the year ended December 31, 2010. The increase was primarily due to properties acquired in 2010 and the commencement of new leases.
Other Income. During the year ended December 31, 2011, we recorded approximately $4.1 million in lease termination income related to an early lease termination at one of our properties as described in more detail below in the section “Lease Termination.” Other income for the year ended December 31, 2010 primarily comprised proceeds related to a tenant bankruptcy of approximately $1.4 million, consideration received related to an early lease termination of approximately $790,000, realized gains from the sale of equity investments in the amount of $865,000 and development fees earned from our PREI joint ventures. Termination payments received for terminated leases for the years ended December 31, 2011 and 2010 aggregated $6.2 million and $2.3 million, respectively.
The following table shows operating expenses for same properties, redevelopment/development properties, new properties, and corporate entities, in thousands:

	Same Properties		Redevelopment/Development Properties		New Properties		Corporate
	2011	2010	2011	2010	2011	2010	2011	2010
Rental operations	$108,141	$103,472	$1,877	$691	$12,992	$2,734	$5,136	$5,003
Depreciation and amortization	106,325	105,832	4,868	1,769	31,126	7,187	—	—
Total expenses	$214,466	$209,304	$6,745	$2,460	$44,118	$9,921	$5,136	$5,003
Rental Operations Expense. Rental operations expense increased $16.2 million to $128.1 million for the year ended December 31, 2011 compared to $111.9 million for the year ended December 31, 2010. The increase was primarily due to properties acquired in 2010 and increases in same property rental operations expense. Same property rental operations expense increased $4.7 million, or 4.5%, for the year ended December 31, 2011 compared to 2010 primarily due to the commencement of new leases, higher bad debt expense and higher utility costs.

For the year ended December 31, 2011, we recorded bad debt expense of $2.3 million as compared to $1.8 million for the year ended December 31, 2010. The increase in bad debt expense related to amounts considered uncollectible as a result of a lease termination during the year ended December 31, 2011.
As of December 31, 2011, we had fully reserved tenant receivables (both accounts receivable and straight-line rents) for certain tenants that had not terminated their leases. Such tenants may be paying some or all of their rent on a current basis, but recoverability of some or all past due receivable balances is not considered probable.
Depreciation and Amortization Expense. Depreciation and amortization expense increased $27.5 million to $142.3 million for the year ended December 31, 2011 compared to $114.8 million for the year ended December 31, 2010. The increase was primarily due to properties acquired in 2010.
General and Administrative Expenses. General and administrative expenses increased $5.1 million to $31.0 million for the year ended December 31, 2011 compared to $25.9 million for the year ended December 31, 2010. The increase was primarily due to an increase in aggregate compensation costs due to higher headcount as compared to the prior year.
Acquisition Related Expenses. Acquisition related expenses decreased to $1.1 million for the year ended December 31, 2011 compared to $3.1 million for the year ended December 31, 2010. The decrease was primarily due to a decrease in acquisition activities in 2011 as compared to the prior year.
Equity in Net Loss of Unconsolidated Partnerships. Equity in net loss of unconsolidated partnerships increased $844,000 to $2.5 million for the year ended December 31, 2011 compared to $1.6 million for the year ended December 31, 2010. The increased loss primarily reflects the commencement of depreciation and cessation of interest capitalization on a vacant property that was under development in 2010 and subsequently placed into service.
Interest Expense, Net. Interest cost incurred for the year ended December 31, 2011 totaled $96.7 million compared to $91.5 million for the year ended December 31, 2010. Total interest cost incurred increased primarily as a result of higher average debt balances outstanding during 2011 and increases in the average interest rate on our outstanding borrowings due to the issuance of new fixed-rate indebtedness with a higher interest rate than the variable-rate indebtedness it replaced, partially offset by the expiration of derivative instruments and repayment of certain higher coupon mortgage notes payable. Interest expense, net increased $3.1 million to $89.2 million for the year ended December 31, 2011 compared to $86.1 million for the year ended December 31, 2010. Interest expense, net increased primarily as a result of the increase in interest cost incurred partially offset by an increase in capitalized interest.
Interest expense, net consisted of the following (in thousands):

	Year Ended
	December 31,
	2011	2010
Mortgage notes payable	$43,803	$47,371
Amortization of debt premium on mortgage notes payable	(1,678)	(1,939)
Amortization of deferred interest costs (see Note 9)	7,027	7,114
Derivative instruments (see Note 9)	3,385	10,343
Secured term loan	—	1,391
Exchangeable senior notes	7,429	7,921
Unsecured senior notes	26,905	10,293
Amortization of debt discount on notes	829	701
Unsecured line of credit	4,694	4,018
Amortization of deferred loan fees	4,355	4,302
Interest cost incurred	96,749	91,515
Capitalized interest	(7,568)	(5,442)
Total interest expense, net	$89,181	$86,073
Other Expense. Other expenses consisted of the following (in thousands):

	Year Ended
	December 31,
	2011	2010
Loss on extinguishment of debt	$(763)	$(2,205)
Gain on revaluation of acquired unconsolidated partnerships	4,679	—
Other-than-temporary impairment of marketable securities	(5,132)	—
Loss on derivative instruments	(544)	(453)
Total other expense	$(1,760)	$(2,658)
During the year ended December 31, 2011, we repaid in full outstanding mortgage notes totaling approximately $60.2 million pertaining to the Ardentech Court, Road to the Cure, 10255 Science Center Drive, Sorrento West and 9865 Towne Centre Drive properties. This resulted in the recognition of a loss on extinguishment of debt representing prepayment penalties and the write-off of deferred loan fees, partially offset by the write-off of unamortized debt premium. During the year ended December 31, 2010, we repurchased $26.4 million face value of our Notes due 2026. This repurchase resulted in the recognition of a loss on extinguishment of debt of approximately $863,000 (representing the write-off of deferred loan fees and unamortized debt discount). In addition, we recognized a loss on extinguishment of debt related to the write-off of approximately $1.4 million of deferred loan fees and legal expenses as a result of the voluntary prepayment in full of $250.0 million in outstanding borrowings under our secured term loan.
The gain on revaluation of acquired unconsolidated partnerships resulted from our acquisition of the remaining 80% ownership of the Rogers Street assets from our PREI joint venture in December 2011. Significant declines in the value of investments in available-for-sale securities in two publicly traded companies we considered other-than-temporary resulted in the reclassification of an unrealized loss from other comprehensive income. The loss on derivative instruments in both 2011 and 2010 reflects hedging ineffectiveness associated with certain interest rate derivative contracts.
Lease Termination. During the year ended December 31, 2011, we recorded approximately $4.1 million in lease termination income, which has been recorded as other income, related to an early lease termination at one of our properties. Consideration was in the form of marketable equity securities received from the former tenant and the recognition of previously deferred rental income related to the property. As a result of this lease termination, bad debt expense of approximately $1.0 million was recorded and the amortization of certain intangibles was accelerated resulting in an additional depreciation and amortization expense of approximately $712,000. The net impact of this lease termination for the year ended December 31, 2011 increased net income by approximately $2.4 million. In addition, as described above, other expense includes an unrealized loss, considered to be other-than-temporary, related to investments in marketable securities of which approximately $4.1 million relates to an investment in the former tenant received in connection with a restructuring of the now terminated lease in a prior quarter. The net effect of all these transactions for the year ended December 31, 2011 reduced net income by $1.7 million.

Discontinued Operations. In April 2012, we completed the sale of our Forbes Boulevard property, and we have reclassified the income and expenses attributable to the Forbes Boulevard property to discontinued operations. Income from discontinued operations was approximately $474,000 for the year ended December 31, 2011 compared to income of $1.7 million from discontinued operations for the year ended December 31, 2010. The decrease in income from discontinued operations related to increased vacancy at the property.
Comparison of the Year Ended December 31, 2010 to the Year Ended December 31, 2009
The following table sets forth the basis for presenting the historical financial information for same properties (all properties except redevelopment/development, new properties, corporate entities, and discontinued operations), redevelopment/development properties (properties that were entirely or primarily under redevelopment or development during either of the years ended December 31, 2010 or 2009), new properties (properties that were not owned for each of the full years ended December 31, 2010 and 2009 and were not under redevelopment/development) and corporate entities (legal entities performing general and administrative functions and fees received from our PREI joint ventures), in thousands:

	Same Properties		Redevelopment/Development Properties		New Properties		Corporate
	2010	2009	2010	2009	2010	2009	2010	2009
Rental	$206,844	$211,783	$72,891	$55,713	$13,057	$—	$7	$1
Tenant recoveries	54,418	55,465	28,983	20,622	2,597	—	905	750
Other income	1,655	11,125	817	8	—	—	1,455	2,726
Total revenues	$262,917	$278,373	$102,691	$76,343	$15,654	$—	$2,367	$3,477
Rental Revenues. Rental revenues increased $25.3 million to $292.8 million for the year ended December 31, 2010 compared to $267.5 million for the year ended December 31, 2009. The increase was primarily due to properties acquired in 2010. Same property rental revenues decreased $4.9 million, or 2.3%, for the year ended December 31, 2010 compared to the same period in 2009. The decrease in same property rental revenues was primarily due to decreases in lease rates related to lease extensions at certain properties (which had the effect of decreasing rental revenue recognized on a straight-line basis), lease expirations, and the full amortization of below-market intangible assets in 2010, partially offset by the commencement of new leases at certain properties in 2010.
Tenant Recoveries. Revenues from tenant reimbursements increased $10.1 million to $86.9 million for the year ended December 31, 2010 compared to $76.8 million for the year ended December 31, 2009. The increase was primarily due to properties acquired in 2010, the commencement of new leases, and higher rental operations expenses. Same property tenant recoveries decreased $1.0 million, or 1.9%, for the year ended December 31, 2010 compared to the same period in 2009 primarily as a result of lease expirations and changes in 2009 at certain properties where the tenant began to pay vendors directly for certain recoverable expenses, partially offset by lease commencements.
The percentage of recoverable expenses recovered at our properties increased to 77.7% for the year ended December 31, 2010 compared to 73.7% for the year ended December 31, 2009. The increase in the recovery percentage was primarily due to properties acquired in 2010 and the commencement of new leases.
Other Income. Other income for the year ended December 31, 2010 primarily comprised proceeds related to a tenant bankruptcy of approximately $1.4 million, consideration received related to an early lease termination of approximately $790,000, realized gains from the sale of equity investments in the amount of $865,000 and development fees earned from our PREI joint ventures. Other income for the year ended December 31, 2009 primarily comprised consideration received related to early lease terminations of approximately $10.9 million and development fees earned from our PREI joint ventures.
The following table shows operating expenses for same properties, redevelopment/development properties, new properties, and corporate entities, in thousands:

	Same Properties		Redevelopment/Development Properties		New Properties		Corporate
	2010	2009	2010	2009	2010	2009	2010	2009
Rental operations	$66,242	$69,275	$37,666	$30,093	$2,988	$—	$5,004	$4,878
Depreciation and amortization	67,509	78,703	39,787	30,304	7,492	—	—	—
Total expenses	$133,751	$147,978	$77,453	$60,397	$10,480	$—	$5,004	$4,878
Rental Operations Expense. Rental operations expense increased $7.7 million to $111.9 million for the year ended December 31, 2010 compared to $104.2 million for the year ended December 31, 2009. The increase was primarily due to properties that were under redevelopment or development for which partial revenue recognition commenced during 2009 and 2010 (principally at our Center for Life Science | Boston, Pacific Research Center, and Landmark at Eastview properties) and properties acquired in 2010, partially offset by a decrease in bad debt expense. For the years ended December 31, 2010 and 2009, we recorded bad debt expense of $1.8 million and $6.3 million, respectively. The decrease in bad debt expense was primarily due to amounts deemed to be uncollectible as a result of a higher number of tenant bankruptcies (totaling $0 and approximately $534,000 of bad debt expense for the years ended December 31, 2010 and 2009, respectively), lease terminations or expected nonpayment or renegotiation of unpaid tenant receivables for the year ended December 31, 2009 as compared to 2010.
Same property rental operations expense decreased $3.0 million, or 4.4%, for the year ended December 31, 2010 compared to 2009 primarily due to the write-off of accounts receivable and accrued straight line rents related to early lease terminations of approximately $4.5 million in 2009 and changes in 2009 at certain properties where the tenant began to pay vendors directly for certain recoverable expenses.
Depreciation and Amortization Expense. Depreciation and amortization expense increased $5.8 million to $114.8 million for the year ended December 31, 2010 compared to $109.0 million for the year ended December 31, 2009. The increase was primarily due to the commencement of partial operations and recognition of depreciation and amortization expense at certain of our redevelopment and development properties and properties acquired in 2010, partially offset by the acceleration of depreciation on certain assets related to early lease terminations of approximately $10.2 million that occurred in 2009. The decline in same property depreciation and amortization expense is a result of this additional expense recorded in 2009.
General and Administrative Expenses. General and administrative expenses increased $3.4 million to $25.9 million for the year ended December 31, 2010 compared to $22.5 million for the year ended December 31, 2009. The increase was primarily due to an increase in aggregate compensation costs due to higher headcount as compared to the prior year.
Acquisition Related Expenses. Acquisition related expenses increased $2.6 million to $3.1 million for the year ended December 31, 2010 compared to $464,000 for the year ended December 31, 2009. The increase was primarily due to an increase in acquisition activities in 2010 as compared to the prior year.
Equity in Net Loss of Unconsolidated Partnerships. Equity in net loss of unconsolidated partnerships decreased $745,000 to $1.6 million for the year ended December 31, 2010 compared to $2.4 million for the year ended December 31, 2009. The decreased loss primarily reflects a decrease in expenses at our PREI joint ventures compared to the prior year (an accrual related to the expected outcome of litigation pertaining to the calculation of annual ground lease payment escalations was recorded during 2009) and the commencement of revenue recognition related to leases at a property owned by one of our PREI joint ventures during 2010.
Interest Expense, Net. Interest cost incurred for the year ended December 31, 2010 totaled $91.5 million compared to $77.1 million for the year ended December 31, 2009. Total interest cost incurred increased primarily as a result of the amortization of deferred interest costs related to our forward starting swaps and increases in the average interest rate on our outstanding borrowings due to the issuance of new fixed-rate indebtedness with a higher interest rate than the variable-rate indebtedness it replaced. Interest expense, net increased $21.4 million to $86.1 million for the year ended December 31, 2010 compared to $64.7 million for the year ended December 31, 2009. Interest expense, net increased primarily as a result of the increase in interest cost incurred partially offset by a decrease in capitalized interest.
Interest expense, net consisted of the following (in thousands):

	Year Ended
	December 31,
	2010	2009
Mortgage notes payable	$47,371	$34,965
Amortization of debt premium on mortgage notes payable	(1,939)	(1,853)
Amortization of deferred interest costs (see Note 9)	7,114	3,589
Derivative instruments (see Note 9)	10,343	16,248
Secured construction loan	—	4,187
Secured term loan	1,391	5,071
Exchangeable senior notes	7,921	4,919
Unsecured senior notes	10,293	—
Amortization of debt discount on notes	701	1,810
Unsecured line of credit	4,018	4,135
Amortization of deferred loan fees	4,302	4,024
Interest cost incurred	91,515	77,095
Capitalized interest	(5,442)	(12,405)
Total interest expense, net	$86,073	$64,690
Other (Expense)/Income. Other (expenses)/income consisted of the following (in thousands):

	Year Ended
	December 31,
	2010	2009
(Loss) / gain on extinguishment of debt	$(2,205)	$3,264
(Loss) / gain on derivative instruments	(453)	203
Total other (expense) / income	$(2,658)	$3,467
During the year ended December 31, 2010, we repurchased $26.4 million face value of our Notes due 2026. This repurchase resulted in the recognition of a loss on extinguishment of debt of approximately $863,000 (representing the write-off of deferred loan fees and unamortized debt discount). In addition, we recognized a loss on extinguishment of debt related to the write-off of approximately $1.4 million of deferred loan fees and legal expenses as a result of the voluntary prepayment of $250.0 million of the outstanding borrowings on our secured term loan. During the year ended December 31, 2009, we repurchased $82.1 million face value of our Notes due 2026 for approximately $73.9 million. The repurchases resulted in the recognition of a gain on extinguishment of debt of approximately $4.1 million (net of the write-off of approximately $3.8 million in deferred loan fees and unamortized debt discount), partially offset by the write-off of approximately $843,000 of deferred loan fees related to the repayment of our secured construction loan in June 2009, which is reflected in our consolidated statements of income.
The loss on derivative instruments for the year ended December 31, 2010 of $453,000 was primarily a result of the voluntary prepayment in full of our secured term loan in April 2010, which caused the total amount of outstanding variable-rate indebtedness to fall below the combined notional value of the outstanding interest rate swaps during the three months ended June 30, 2010. As a result of the reduction in our variable-rate indebtedness during the three months ended June 30, 2010, we were temporarily overhedged with respect to the outstanding interest rate swaps and were required to prospectively discontinue hedge accounting with respect to the $250.0 million notional value interest rate swap. The gain on derivative instruments for the year ended December 31, 2009 of $203,000 includes gains from changes in the fair-value of derivative instruments (net of hedge ineffectiveness on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate and forward starting swaps and related debt).

Discontinued Operations. In April 2012, we completed the sale of our Forbes Boulevard property, and have reclassified the income and expense attributable to the Forbes Boulevard property to discontinued operations. Income from discontinued operations was approximately $1.7 million for the year ended December 31, 2010 compared to income of $1.8 million from discontinued operations for the year ended December 31, 2009.
Cash Flows
The following summary discussion of our cash flows is based on the consolidated statements of cash flows in “Item 8. Financial Statements and Supplementary Data” and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below (in thousands):

	2011	2010	2009
Net cash provided by operating activities	$175,031	$161,895	$144,128
Net cash used in investing activities	(604,331)	(710,986)	(156,666)
Net cash provided by financing activities	424,244	550,636	11,038
Ending cash and cash equivalents balance	16,411	21,467	19,922
Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010
Net cash provided by operating activities increased $13.1 million to $175.0 million for the year ended December 31, 2011 compared to $161.9 million for the year ended December 31, 2010. The increase was primarily due to cash flow generated by acquisitions and cash rent starts on new leases.
Net cash used in investing activities decreased $106.7 million to $604.3 million for the year ended December 31, 2011 compared to $711.0 million for the year ended December 31, 2010. The decrease reflects reduced acquisition activity during the year ended December 31, 2011 compared to the year ended December 31, 2010.
Net cash provided by financing activities decreased $126.4 million to $424.2 million for the year ended December 31, 2011 compared to $550.6 million for the year ended December 31, 2010. The decrease primarily reflects reduced financing requirements due to reduced acquisition activity during the year ended December 31, 2011 compared to the year ended December 31, 2010. The proceeds from the issuances of our Notes due 2016 in March 2011 and follow-on public offering of common stock in November

2011 were primarily used to repay balances due under our unsecured line of credit and mortgage notes payable.
Comparison of the Year Ended December 31, 2010 to the Year Ended December 31, 2009
Net cash provided by operating activities increased $17.8 million to $161.9 million for the year ended December 31, 2010 compared to $144.1 million for the year ended December 31, 2009. Net cash provided by operating activities increased despite a decline in net income primarily due to: (1) an increase in noncash charges including depreciation and amortization expense, loss on extinguishment of debt and deferred interest costs, (2) a decline in noncash rental revenues resulting from the amortization of above and below market leases, (3) the release of restricted cash and (4) an increase in prepaid rents.
Net cash used in investing activities increased $554.3 million to $711.0 million for the year ended December 31, 2010 compared to $156.7 million for the year ended December 31, 2009. The increase in cash used was primarily due to property acquisitions and additions to investments in real estate relating to development and redevelopment activities of approximately $705.3 million during the year ended December 31, 2010, partially offset by decreases in contributions to unconsolidated partnerships related to the repayment of outstanding indebtedness by an unconsolidated partnership in 2009.
Net cash provided by financing activities increased $539.6 million to $550.6 million for the year ended December 31, 2010 compared to $11.0 million for the year ended December 31, 2009. The increase was primarily due to the issuance of our Notes due 2030 in January 2010, the issuance of our Notes due 2020 in April 2010 and an increase in proceeds from common stock offerings. Proceeds from these financings were used to repay the outstanding indebtedness on our secured term loan and fund our investing activities.
Liquidity and Capital Resources of BioMed Realty Trust, Inc.
In this “Liquidity and Capital Resources of BioMed Realty Trust, Inc.” section, the term the “Company” refers only to BioMed Realty Trust, Inc. on an unconsolidated basis, and excludes the operating partnership and all other subsidiaries. For further discussion of the liquidity and capital resources of the Company on a consolidated basis, see the section entitled “Liquidity and Capital Resources of BioMed Realty, L.P.” below.
The Company's business is operated primarily through the operating partnership. The Company issues public equity from time to time, but does not otherwise generate any capital itself or conduct any business itself, other than incurring certain expenses in operating as a public company which are fully reimbursed by the operating partnership. The Company itself does not hold any indebtedness, and its only material asset is its ownership of partnership interests of the operating partnership. The Company's principal funding requirement is the payment of dividends on its common and preferred shares. The Company's principal source of funding for its dividend payments is distributions it receives from the operating partnership.
As of December 31, 2011, the Company owned an approximate 98.1% partnership interest and other limited partners, including some of our directors, executive officers and their affiliates, owned the remaining 1.9% partnership interest (including LTIP units) in the operating partnership. As the sole general partner of the operating partnership, BioMed Realty Trust, Inc. has the full, exclusive and complete responsibility for the operating partnership's day-to-day management and control.
The liquidity of the Company is dependent on the operating partnership's ability to make sufficient distributions to the Company. The primary cash requirement of the Company is its payment of dividends to its stockholders. The Company also guarantees some of the operating partnership's debt, as discussed further in Note 5 of the Notes to Consolidated Financial Statements included elsewhere herein. If the operating partnership fails to fulfill certain of its debt requirements, which trigger the Company's guarantee obligations, then the Company will be required to fulfill its cash payment commitments under such guarantees. However, the Company's only significant asset is its investment in the operating partnership.
We believe the operating partnership's sources of working capital, specifically its cash flow from operations, and borrowings available under its unsecured line of credit, are adequate for it to make its distribution payments to the Company and, in turn, for the Company to make its dividend payments to its stockholders. However, we cannot assure you that the operating partnership's sources of capital will continue to be available at all or in amounts sufficient to meet its needs, including its ability to make distribution payments to the Company. The unavailability of capital could adversely affect the operating partnership's ability to pay its distributions to the Company, which would in turn, adversely affect the Company's ability to pay cash dividends to its stockholders.
Our short-term liquidity requirements consist primarily of funds to pay for future dividends expected to be paid to the Company's stockholders, operating expenses and other expenditures directly associated with our properties, interest expense and scheduled principal payments on outstanding indebtedness, general and administrative expenses, construction projects, capital expenditures, tenant improvements and leasing commissions.

On November 17, 2011, the Company completed the issuance of 22,562,922 shares of common stock resulting in net proceeds of approximately $399.6 million, after deducting the underwriter's discount and commissions and offering expenses. The net proceeds were contributed to the operating partnership and utilized to repay a portion of its outstanding indebtedness on its unsecured line of credit and for other general corporate and working capital purposes.

The Company may from time to time seek to repurchase or redeem the operating partnership's outstanding debt, the Company's shares of common stock or preferred stock or other securities in open market purchases, privately negotiated transactions or otherwise. Such repurchases or redemptions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
For the Company to maintain its qualification as a REIT, it must pay dividends to its stockholders aggregating annually at least 90% of its ordinary taxable income. While historically the Company has satisfied this distribution requirement by making cash distributions to its stockholders, it may choose to satisfy this requirement by making distributions of cash or other property, including, in limited circumstances, the Company's own stock. As a result of this distribution requirement, the operating partnership cannot rely on retained earnings to fund its ongoing operations to the same extent that other companies whose parent companies are not REITs can. The Company may need to continue to raise capital in the equity markets to fund the operating partnership's working capital needs, acquisitions and developments.
The Company is a well-known seasoned issuer with an effective shelf registration statement which was amended in November 2010 that allows the Company to register an unspecified amount of various classes of equity securities and the operating partnership to register an unspecified amount of various classes of debt securities. As circumstances warrant, the Company may issue equity from time to time on an opportunistic basis, dependent upon market conditions and available pricing. When the Company receives proceeds from preferred or common equity issuances, it is required by the operating partnership's partnership agreement to contribute the proceeds from its equity issuances to the operating partnership in exchange for preferred or partnership units of the operating partnership. The operating partnership may use the proceeds to repay debt, including borrowings under its unsecured line of credit, develop new or existing properties, acquire properties, or for general corporate purposes.
Liquidity and Capital Resources of BioMed Realty, L.P.
In this “Liquidity and Capital Resources of BioMed Realty, L.P.” section, the terms “we,” “our” and “us” refer to the operating partnership together with its consolidated subsidiaries or our operating partnership and BioMed Realty Trust, Inc. together with their consolidated subsidiaries, as the context requires. BioMed Realty Trust, Inc., or our Parent Company, is our sole general partner and consolidates our results of operations for financial reporting purposes. Because we operate on a consolidated basis with our Parent Company, the section entitled “Liquidity and Capital Resources of BioMed Realty Trust, Inc.” should be read in conjunction with this section to understand our liquidity and capital resources on a consolidated basis.
Our short-term liquidity requirements consist primarily of funds to pay for future dividends expected to be paid to our Parent Company's stockholders, operating expenses and other expenditures directly associated with our properties, interest expense and scheduled principal payments on outstanding indebtedness, general and administrative expenses, construction projects, capital expenditures, tenant improvements and leasing commissions.
The remaining principal payments due for our consolidated and our proportionate share of unconsolidated indebtedness (excluding debt premiums and discounts) as of December 31, 2011 were as follows (in thousands):

	2012	2013	2014	2015	2016	Thereafter	Total
Consolidated indebtedness:
Fixed-rate mortgages	$40,479	$8,291	$339,020	$6,253	$143,426	$47,109	$584,578
Unsecured line of credit	—	—	—	268,000	—	—	268,000
Notes due 2030	—	—	—	—	—	180,000	180,000
Notes due 2016	—	—	—	—	400,000	—	400,000
Notes due 2020	—	—	—	—	—	250,000	250,000
Total consolidated indebtedness	40,479	8,291	339,020	274,253	543,426	477,109	1,682,578
Share of unconsolidated indebtedness:
Secured construction loan	—	27,795	—	—	—	—	27,795
Total share of unconsolidated indebtedness	—	27,795	—	—	—	—	27,795
Total indebtedness	$40,479	$36,086	$339,020	$274,253	$543,426	$477,109	$1,710,373

Debt maturities through 2013 include mortgages on our 6828 Nancy Ridge Drive and Sidney Street properties, with outstanding balances of $6.4 million and $26.4 million, respectively, as of December 31, 2011. Debt maturities in 2014 include the mortgage secured by our Center for Life Science | Boston property.
During the year ended December 31, 2011, we repaid in full the outstanding mortgage notes totaling approximately $60.2 million pertaining to the Ardentech Court, Road to the Cure, 10255 Science Center Drive, Sorrento West and 9865 Towne Centre Drive properties.
In March 2011, we issued $400.0 million aggregate principal amount of our Notes due 2016. The net proceeds from the issuance were utilized to repay a portion of the outstanding indebtedness on our unsecured line of credit and for other general corporate and working capital purposes.
In July 2011, we entered into an unsecured credit agreement with total borrowing capacity of $750 million with KeyBank National Association, as administrative agent and co-lead arranger, and Wells Fargo Securities, LLC, as co-lead arranger, and certain other lenders.
In August 2011, a wholly owned subsidiary of our joint venture with PREI I LLC entered into an agreement with certain lenders to extend the maturity date of the joint venture's secured loan facility to August 13, 2013 and decrease the borrowing capacity to $139.0 million, which required the repayment of approximately $67.0 million by capital contributions of the members, including our share of the repayment of approximately $13.4 million. In accordance with the loan agreement, Prudential Insurance Corporation of America has guaranteed repayment of the loan.
In August 2011, we completed the repurchase of 1,280,000 shares of our Parent Company's Series A preferred stock for approximately $31.1 million, or $24.30 per share, net of accrued dividends of approximately $250,000, or $0.20 per share.
In October 2011, we voluntarily repurchased and redeemed in full the remaining principal amount of the Notes due 2026.

In November 2011, our Parent Company completed the issuance of 22,562,922 shares of common stock resulting in net proceeds of approximately $399.6 million, after deducting the underwriter's discount and commissions and offering expenses. The net proceeds were contributed to us in exchange for 22,562,922 operating partnership units, and we utilized the net proceeds to repay a portion of the outstanding indebtedness on our unsecured line of credit and for other general corporate and working capital purposes.

In December 2011, Prudential Real Estate Investors, or PREI and we prepaid in full the outstanding balance of the PREI joint ventures' secured acquisition and interim loan facility totaling approximately $199.3 million (of which our obligation was $39.9 million) in connection with our acquisition of PREI's remaining 80% interest in the Rogers Street properties.

Our $350.0 million mortgage loan, which is secured by our Center for Life Science | Boston property in Boston, Massachusetts, includes a financial covenant relating to a minimum amount of net worth. Management believes that it was in compliance with this covenant as of December 31, 2011.
The terms of the indentures governing the Notes due 2016 and Notes due 2020 require compliance with various financial covenants, including limits on the amount of total leverage and secured debt maintained by us and which require us to maintain minimum levels of debt service coverage. Management believes that it was in compliance with these covenants as of December 31, 2011.
The credit agreement governing our unsecured line of credit includes certain restrictions and covenants which require compliance with financial covenants relating to the minimum amounts of net worth, fixed charge coverage, unsecured debt service coverage, overall leverage and unsecured leverage ratios, the maximum amount of secured indebtedness and certain investment limitations. Management believes that it was in compliance with these covenants as of December 31, 2011.
Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, construction obligations, renovations, expansions, capital commitments and other non-recurring capital expenditures that need to be made periodically, and the costs associated with acquisitions of properties that we pursue. At December 31, 2011, we had entered into construction contracts and lease agreements, with a remaining commitment totaling approximately $92.7 million related to tenant improvements, leasing commissions and construction-related capital expenditures.
We expect to satisfy our short-term liquidity requirements through our existing working capital and cash provided by our operations, long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets. Our rental revenues, provided by our leases, generally provide cash inflows to meet our debt service obligations, pay general and administrative expenses, and fund regular distributions. We expect to satisfy our long-term liquidity requirements through our existing working capital, cash provided by operations, long-term secured and unsecured indebtedness and the issuance of additional equity or debt securities. We also expect to use funds available under our unsecured line of credit to finance acquisition and development activities and capital expenditures on an interim basis. In addition, we have an investment grade rating, which we believe will provide us with continued access to the unsecured debt markets, providing us with an additional source of long term financing.
BioMed Realty Trust, Inc.'s total capitalization at December 31, 2011 was approximately $4.7 billion and comprised the following:

	Shares/Units at	Aggregate Principal Amount or Dollar Value Equivalent	Percent of Total Capitalization
	December 31, 2011
	(In thousands)
Debt:
Mortgage notes payable(1)		$584,578	12.4%
Notes due 2030		180,000	3.8%
Notes due 2016(2)		400,000	8.5%
Notes due 2020(3)		250,000	5.3%
Unsecured line of credit		268,000	5.7%
Total debt		1,682,578	35.7%
Equity:
Common shares, operating partnership and LTIP units outstanding(4)	157,081,461	2,840,033	60.1%
7.375% Series A Preferred shares outstanding(5)	7,920,000	198,000	4.2%
Total capital		3,038,033	64.3%
Total capitalization		$4,720,611	100.0%
____________

(1)	Amount excludes debt premiums of $3.3 million recorded upon the assumption of the outstanding indebtedness in connection with our purchase of the corresponding properties.

(2)	Amount excludes a debt discount of $2.2 million.

(3)	Amount excludes a debt discount of $2.2 million.

(4)
Aggregate principal amount based on the market closing price of the common stock of our Parent Company of $18.08 per share on the last trading day of the quarter (December 30, 2011). Limited partners who have been issued OP units have the right to require the operating partnership to redeem part or all of their OP units, which right with respect to LTIP units is subject to vesting and the satisfaction of other conditions. We may elect to acquire those OP units in exchange for shares of our Parent Company's common stock on a one-for-one basis, subject to adjustment. At December 31, 2011, 154,101,482 of the outstanding OP units had been issued to our Parent Company upon receipt of the net proceeds from the issuance of an equal number of shares of our Parent Company's common stock.

(5)	Based on the liquidation preference of $25.00 per share of our Parent Company's 7.375% Series A preferred stock (we have issued a corresponding number of 7.375% Series A preferred units).
Although our organizational documents do not limit the amount of indebtedness that we may incur, our Parent Company's board of directors has adopted a policy of targeting our indebtedness at approximately 50% of our total asset book value. At December 31, 2011, the ratio of debt to total asset book value was approximately 38.0%. However, our Parent Company's board of directors may from time to time modify our debt policy in light of current economic or market conditions including, but not limited to, the relative costs of debt and equity capital, market conditions for debt and equity securities and fluctuations in the market price of our Parent Company's common stock. Accordingly, we may increase or decrease our debt to total asset book value ratio beyond the limit described above. In addition, the terms of the indentures governing our Notes due 2016 and Notes due 2020 and the credit agreement governing our unsecured line of credit require compliance with various financial covenants and ratios, which are discussed in detail above and in Note 5 in the Notes to Consolidated Financial Statements contained elsewhere herein.

We may from time to time seek to repurchase or redeem our outstanding debt, OP units or preferred units (subject to the repurchase or redemption of an equivalent number of shares of common stock or preferred stock by our Parent Company) or other securities, and our Parent Company may seek to repurchase or redeem its outstanding shares of common stock or preferred stock or other securities, in each case in open market purchases, privately negotiated transactions or otherwise. Such repurchases or redemptions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.
Our unsecured credit agreement provides for borrowing capacity on our unsecured line of credit of $750.0 million with a maturity date of July 13, 2015. Subject to the administrative agent's reasonable discretion, we may increase the borrowing capacity of the unsecured line of credit to $1.25 billion upon satisfying certain conditions. In addition, we may, in our sole discretion, extend the maturity date of the unsecured line of credit to July 13, 2016 after satisfying certain conditions and paying an extension fee. At maturity, we may refinance the unsecured line of credit, depending on market conditions and the availability of credit, or we may execute the extension option. The unsecured line of credit bears interest at a floating rate equal to, at our option, either (1) reserve adjusted LIBOR plus a spread which ranges from 100 to 205 basis points, depending on our credit ratings, or (2) the highest of (a) the prime rate then in effect plus a spread which ranges from 0 to 125 basis points, (b) the federal funds rate then in effect plus a spread which ranges from 50 to 175 basis points or (c) one-month LIBOR plus a spread which ranges from 100 to 205 basis points, in each case, depending on our credit ratings. At December 31, 2011, we had $268.0 million in outstanding borrowings on our unsecured line of credit, with a weighted-average interest rate of 1.83%. At December 31, 2011, we had additional borrowing capacity under the unsecured line of credit of up to approximately $481.1 million (net of outstanding letters of credit issued by us and drawable on the unsecured line of credit of approximately $910,000).
A summary of our outstanding consolidated mortgage notes payable as of December 31, 2011 and 2010 is as follows (in thousands):

	Stated Fixed Interest Rate	Effective Interest Rate	Principal Balance
			December 31, 2011	December 31, 2010	Maturity Date
Ardentech Court (1)	7.25%	5.06%	$—	$4,237	July 1, 2012
Center for Life Science | Boston	7.75%	7.75%	342,149	345,577	June 30, 2014
500 Kendall Street (Kendall D)	6.38%	5.45%	62,261	64,230	December 1, 2018
6828 Nancy Ridge Drive	7.15%	5.38%	6,373	6,488	September 1, 2012
Road to the Cure (1)	6.70%	5.78%	—	14,696	January 31, 2014
10255 Science Center Drive (1)	7.65%	5.04%	—	10,800	July 1, 2011
Shady Grove Road	5.97%	5.97%	146,581	147,000	September 1, 2016
Sidney Street	7.23%	5.11%	26,400	27,395	June 1, 2012
Sorrento West (1)	7.42%	2.72%	—	13,247	November 10, 2011
9865 Towne Centre Drive (1)	7.95%	7.95%	—	17,636	June 30, 2013
900 Uniqema Boulevard	8.61%	5.61%	814	1,011	May 1, 2015
			584,578	652,317
Unamortized premiums			3,266	5,605
Mortgage notes payable, net			587,844	657,922

(1)
During the year ended December 31, 2011, we repaid in full the outstanding mortgage notes totaling approximately $60.2 million pertaining to the Ardentech Court, Road to the Cure, 10255 Science Center Drive, Sorrento West and 9865 Towne Centre Drive properties.

Premiums were recorded upon assumption of the mortgage notes payable at the time of the related acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note using a method that approximates the effective-interest method.
As of December 31, 2011, principal payments due for our indebtedness (excluding debt premiums and discounts, and our proportionate share of the indebtedness of our unconsolidated partnerships) were as follows (in thousands):

2012	$40,479
2013	8,291
2014	339,020
2015	274,253
2016	543,426
Thereafter(1)	477,109
$1,682,578
____________

(1)	Includes $180.0 million in principal payments of the Notes due 2030 based on a contractual maturity date of January 15, 2030.
The following table provides information with respect to our contractual obligations at December 31, 2011, including maturities and scheduled principal repayments, but excluding related unamortized debt premiums. We were not subject to any material capital lease obligations or unconditional purchase obligations as of December 31, 2011.

Obligation	2012	2013-2014	2015-2016	Thereafter	Total
	(In thousands)
Mortgage notes payable (1)	$40,479	$347,311	$149,679	$47,109	$584,578
Unsecured exchangeable senior notes due 2030	—	—	—	180,000	180,000
Unsecured senior notes due 2016 (2)	—	—	400,000	—	400,000
Unsecured senior notes due 2020 (3)	—	—	—	250,000	250,000
Unsecured line of credit	—	—	268,000	—	268,000
Share of debt of unconsolidated partnerships	—	27,795	—	—	27,795
Interest payments on debt obligations (4)	83,794	151,282	88,080	143,914	467,070
Ground lease obligations	3,117	6,503	6,877	368,450	384,947
Construction projects	34,248	—	—	—	34,248
Tenant obligations, lease commissions and other commitments	57,921	495	9	—	58,425
Total	$219,559	$533,386	$912,645	$989,473	$2,655,063

(1)	Balance excludes $3.3 million of unamortized debt premium.

(2)	Balance excludes $2.2 million of unamortized debt discount.

(3)	Balance excludes $2.2 million of unamortized debt discount.

(4)	Interest payments reflect cash payments that are based on the interest rates in effect and debt balances outstanding on December 31, 2011.
Funds from Operations
We present funds from operations, or FFO, available to common shares and OP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
Our FFO available to common shares and OP units and a reconciliation to net income for the years ended December 31, 2011 and 2010 (in thousands, except share data) was as follows:

	Years Ended
	December 31,
	2011	2010
Net income available to the common stockholders	$25,991	$21,853
Adjustments:
Gain on revaluation of acquired unconsolidated partnership	(4,679)	—
Noncontrolling interests in operating partnership(1)	569	546
Interest expense on Notes due 2030(2)	6,750	6,563
Depreciation and amortization - unconsolidated partnerships	3,636	3,206
Depreciation and amortization - consolidated entities	142,319	114,788
Depreciation and amortization - discontinued operations	362	567
Depreciation and amortization - allocable to noncontrolling interest of consolidated joint ventures	(104)	(93)
Funds from operations available to common shares and units - diluted	$174,844	$147,430
Funds from operations per share - diluted	$1.19	$1.16
Weighted-average common shares and units outstanding - diluted(2)	147,061,166	126,895,309
____________

(1)
Net income allocable to noncontrolling interests in the operating partnership is included in net income available to unitholders of the operating partnership as reflected in the consolidated financial statements of BioMed Realty, L.P., included elsewhere herein.

(2)
Reflects interest expense adjustment of the Notes due 2030 based on the “if converted” method. The years ended December 31, 2011 and 2010 include 10,017,858 and 9,914,076 shares of common stock potentially issuable pursuant to the exchange feature of the Notes due 2030 based on the “if converted” method, respectively. The years ended December 31, 2011 and 2010 include 1,433,465 and 1,263,034 shares of unvested restricted stock, which are considered anti-dilutive for purposes of calculating diluted earnings per share, respectively.

Off-Balance Sheet Arrangements
As of December 31, 2011, we had investments in the following unconsolidated partnerships: (1) McKellar Court limited partnership, which owns a single tenant occupied property located in San Diego; and (2) two limited liability companies with PREI, which own a portfolio of properties located in Cambridge, Massachusetts (see Note 8 of the Notes to Consolidated Financial Statements included elsewhere herein for more information).
The McKellar Court partnership is a VIE; however, we are not the primary beneficiary. The limited partner at McKellar Court is the only tenant in the property and will bear a disproportionate amount of any losses. We, as the general partner, will receive 22% of the operating cash flows and 75% of the gains upon sale of the property. We account for our general partner interest using the equity method. The assets of the McKellar Court partnership were $14.4 million and $14.7 million and the liabilities were $10.5 million and $10.5 million at December 31, 2011 and December 31, 2010, respectively. Our equity in net income of the McKellar Court partnership was $914,000, $970,000 and $80,000 for the years ended December 31, 2011, 2010 and 2009, respectively. In December 2009, we provided funding in the form of a promissory note to the McKellar Court partnership in the amount of $10.3 million, which matures at the earlier of (1) January 1, 2020, or (2) the day that the limited partner exercises an option to purchase our ownership interest. Interest-only payments on the promissory note are due monthly at a fixed rate of 8.15% (the rate may adjust higher after January 1, 2015), with the principal balance outstanding due at maturity.

PREI II LLC is a VIE; however, we are not the primary beneficiary. PREI will bear the majority of any losses incurred. PREI I LLC does not qualify as a VIE. In addition, consolidation is not required as we do not control the limited liability companies. In connection with the formation of the PREI joint ventures in April 2007, we contributed 20% of the initial capital. However, the amount of cash flow distributions that we receive may be more or less based on the nature of the circumstances underlying the cash distributions due to provisions in the operating agreements governing the distribution of funds to each member and the occurrence of extraordinary cash flow events. We account for our member interests using the equity method for both limited liability companies. The assets of the PREI joint ventures were $249.7 million and $652.3 million at December 31, 2011 and December 31, 2010, respectively, and the liabilities were $140.2 million and $423.6 million at December 31, 2011 and December 31, 2010, respectively. Our equity in net loss of the PREI joint ventures was $3.4 million, $2.6 million and $2.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.
We have been the primary beneficiary in six other VIEs, consisting of single-tenant properties in which the tenant has a fixed-price purchase option, which are consolidated and reflected in our consolidated financial statements.
Our proportionate share of outstanding debt related to our unconsolidated partnerships is summarized below (dollars in thousands):

			Principal Amount(1)
Name	Ownership Percentage	Interest Rate(2)	December 31, 2011	December 31, 2010	Maturity Date
PREI I LLC and PREI II LLC(3)	20%	N/A	$—	$40,650	N/A
PREI I LLC(4)	20%	3.3%	27,795	40,481	August 13, 2013
Total			$27,795	$81,131
____________

(1)	Amount represents our proportionate share of the total outstanding indebtedness for each of the unconsolidated partnerships.

(2)	Effective or weighted-average interest rate of the outstanding indebtedness as of December 31, 2011.

(3)
Amount represented our proportionate share of the total draws outstanding under a secured acquisition and interim loan facility as of December 31, 2010. In connection with our purchase of PREI's interests in certain assets of PREI I LLC in December 2011, PREI and we prepaid the secured acquisition and interim loan facility in full.

(4)
Amount represents our proportionate share of a secured loan, which bears interest at a LIBOR-indexed variable rate. The secured loan was executed by a wholly owned subsidiary of PREI I LLC in connection with the construction of the 650 East Kendall Street property. During the year December 31, 2011, the wholly owned subsidiary of PREI I LLC entered into an agreement with certain lenders of its secured loan facility, extending the maturity date to August 13, 2013 and decreasing the borrowing capacity to $139.0 million, which required the repayment of approximately $67.0 million by capital contributions of the members, including our share of the repayment of approximately $13.4 million. In accordance with the loan agreement, Prudential Insurance Corporation of America has guaranteed repayment of the secured loan.

Inflation
Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming our properties remain leased and tenants fulfill their obligations to reimburse us for such expenses.
Portions of our unsecured line of credit bear interest at a variable rate, which will be influenced by changes in short-term interest rates, and will be sensitive to inflation.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
BioMed Realty Trust, Inc.:

We have audited the accompanying consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule III. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
KPMG LLP

San Diego, California
February 9, 2012, except as to
notes 6, 7, 13, and 14
(Concentration of Credit Risk),
which are as of August 24, 2012

Report of Independent Registered Public Accounting Firm
The Board of Directors of the General Partner
BioMed Realty, L.P.:

We have audited the accompanying consolidated balance sheets of BioMed Realty, L.P. and subsidiaries (the Operating Partnership) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three‑year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule III. These consolidated financial statements and financial statement schedule are the responsibility of the Operating Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioMed Realty, L.P., and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
KPMG LLP

San Diego, California
February 9, 2012, except as to
notes 6, 7, 13, and 14
(Concentration of Credit Risk),
which are as of August 24, 2012

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2011	2010

ASSETS
Investments in real estate, net	$3,950,246	$3,536,114
Investments in unconsolidated partnerships	33,389	57,265
Cash and cash equivalents	16,411	21,467
Accounts receivable, net	5,141	5,874
Accrued straight-line rents, net	130,582	106,905
Deferred leasing costs, net	157,255	125,060
Other assets	135,521	107,069
Total assets	$4,428,545	$3,959,754
LIABILITIES AND EQUITY
Mortgage notes payable, net	$587,844	$657,922
Exchangeable senior notes, net	180,000	199,522
Unsecured senior notes, net	645,581	247,571
Unsecured line of credit	268,000	392,450
Accounts payable, accrued expenses and other liabilities	134,924	149,393
Total liabilities	1,816,349	1,646,858
Equity:
Stockholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $198,000,000 and $230,000,000 liquidation preference ($25.00 per share), 7,920,000 and 9,200,000 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	191,469	222,413
Common stock, $.01 par value, 200,000,000 shares authorized, 154,101,482 and 131,046,509 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	1,541	1,310
Additional paid-in capital	2,773,994	2,371,488
Accumulated other comprehensive loss	(60,138)	(70,857)
Dividends in excess of earnings	(304,759)	(221,176)
Total stockholders' equity	2,602,107	2,303,178
Noncontrolling interests	10,089	9,718
Total equity	2,612,196	2,312,896
Total liabilities and equity	$4,428,545	$3,959,754

See accompanying notes to consolidated financial statements.
BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	For the Year Ended
	December 31,
	2011	2010	2009
Revenues:
Rental	$329,454	$292,799	$267,497
Tenant recoveries	101,965	86,903	76,837
Other revenue	6,781	3,927	13,859
Total revenues	438,200	383,629	358,193
Expenses:
Rental operations	128,146	111,900	104,246
Depreciation and amortization	142,319	114,788	109,007
General and administrative	30,966	25,901	22,455
Acquisition related expenses	1,099	3,053	464
Total expenses	302,530	255,642	236,172
Income from operations	135,670	127,987	122,021
Equity in net loss of unconsolidated partnerships	(2,489)	(1,645)	(2,390)
Interest expense, net	(89,181)	(86,073)	(64,690)
Other (expense) / income	(1,760)	(2,658)	3,467
Income from continuing operations	42,240	37,611	58,408
Income from discontinued operations	474	1,703	1,782
Net income	42,714	39,314	60,190
Net income attributable to noncontrolling interests	(525)	(498)	(1,468)
Net income attributable to the Company	42,189	38,816	58,722
Preferred stock dividends	(16,033)	(16,963)	(16,963)
Cost on redemption of preferred stock	(165)	—	—
Net income available to common stockholders	$25,991	$21,853	$41,759
Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.19	$0.17	$0.43
Income from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$0.02	$0.02
Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.19	$0.19	$0.45
Weighted-average common shares outstanding:
Basic	132,625,915	112,698,704	91,011,123
Diluted	135,609,843	115,718,199	91,851,002

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year Ended
	December 31,
	2011	2010	2009
Net income	$42,714	$39,314	$60,190
Other comprehensive income:
Unrealized gain on derivative instruments, net	3,825	8,630	26,841
Amortization of deferred interest costs	7,027	7,114	3,588
Equity in other comprehensive income/(loss) of unconsolidated partnerships	53	71	(503)
Deferred settlement payments on interest rate swaps, net	(21)	(519)	(2,571)
Reclassification on unrealized loss on equity securities	5,132	—	—
Reclassification on sale of equity securities	70	(537)	—
Unrealized (loss)/gain on equity securities	(5,131)	(74)	537
Total other comprehensive income	10,955	14,685	27,892
Comprehensive income	53,669	53,999	88,082
Comprehensive income attributable to noncontrolling interests	(760)	(857)	(2,417)
Comprehensive income attributable to common stockholders	$52,909	$53,142	$85,665

See accompanying notes to consolidated financial statements.
BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share data)

	Series A Preferred Stock	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive (Loss)/Income	Dividends in Excess of Earnings	Total Stockholders' Equity	Noncontrolling Interests	Total Equity
		Shares	Amount
Balance at December 31, 2008	$222,413	80,757,421	$808	$1,661,009	$(112,126)	$(146,536)	$1,625,568	$12,381	$1,637,949
Net proceeds from sale of common stock	—	17,302,754	173	173,994	—	—	174,167	—	174,167
Net issuances of unvested restricted common stock	—	581,140	6	(37)	—	—	(31)	—	(31)
Conversion of OP units to common stock	—	358,954	3	2,108	—	—	2,111	(2,111)	—
Vesting of share-based awards	—	—	—	5,625	—	—	5,625	—	5,625
Reallocation of equity to noncontrolling interests	—	—	—	852	—	—	852	(852)	—
Common stock dividends	—	—	—	—	—	(62,652)	(62,652)	—	(62,652)
OP unit distributions	—	—	—	—	—	—	—	(2,245)	(2,245)
Net income	—	—	—	—	—	58,722	58,722	1,468	60,190
Preferred stock dividends	—	—	—	—	—	(16,963)	(16,963)	—	(16,963)
Unrealized loss on equity securities	—	—	—	—	511	—	511	26	537
Amortization of deferred interest costs	—	—	—	—	3,485	—	3,485	103	3,588
Unrealized gain on derivative instruments, net	—	—	—	—	22,947	—	22,947	820	23,767
Balance at December 31, 2009	222,413	99,000,269	990	1,843,551	(85,183)	(167,429)	1,814,342	9,590	1,823,932
Net proceeds from sale of common stock	—	31,426,000	314	523,358	—	—	523,672	—	523,672
Net issuances of unvested restricted common stock	—	544,930	5	(1,243)	—	—	(1,238)	—	(1,238)
Conversion of OP units to common stock	—	75,310	1	(30)	—	—	(29)	29	—
Vesting of share-based awards	—	—	—	6,989	—	—	6,989	—	6,989
Reallocation of equity to noncontrolling interests	—	—	—	(1,137)	—	—	(1,137)	1,137	—
Common stock dividends	—	—	—	—	—	(75,600)	(75,600)	—	(75,600)
OP unit distributions	—	—	—	—	—	—	—	(1,895)	(1,895)
Net income	—	—	—	—	—	38,816	38,816	498	39,314
Preferred stock dividends	—	—	—	—	—	(16,963)	(16,963)	—	(16,963)
Reclassification on sale of marketable securities	—	—	—	—	(522)	—	(522)	(15)	(537)
Unrealized loss on equity securities	—	—	—	—	(72)	—	(72)	(2)	(74)
Amortization of deferred interest costs	—	—	—	—	6,943	—	6,943	171	7,114
Unrealized gain on derivative instruments, net	—	—	—	—	7,977	—	7,977	205	8,182
Balance at December 31, 2010	222,413	131,046,509	1,310	2,371,488	(70,857)	(221,176)	2,303,178	9,718	2,312,896
Net proceeds from sale of common stock	—	22,562,922	225	399,346	—	—	399,571	—	399,571
Net issuances of unvested restricted common stock	—	470,780	5	(2,425)	—	—	(2,420)	—	(2,420)
Conversion of OP units to common stock	—	21,271	1	(50)	—	—	(49)	49	—
Redemption of preferred stock	(30,944)	—	—	—	—	(165)	(31,109)	—	(31,109)
Vesting of share-based awards	—	—	—	7,582	—	—	7,582	—	7,582
Reallocation of equity to noncontrolling interests	—	—	—	(1,947)	—	—	(1,947)	1,947	—
Common stock dividends	—	—	—	—	—	(109,574)	(109,574)	—	(109,574)
OP unit distributions	—	—	—	—	—	—	—	(2,386)	(2,386)
Net income	—	—	—	—	—	42,189	42,189	525	42,714
Preferred stock dividends	—	—	—	—	—	(16,033)	(16,033)	—	(16,033)
Reclassification on other-than-temporary impairment of marketable securities	—	—	—	—	5,021	—	5,021	111	5,132
Reclassification on sale of marketable securities	—	—	—	—	69	—	69	1	70
Unrealized loss on equity securities	—	—	—	—	(5,021)	—	(5,021)	(110)	(5,131)
Amortization of deferred interest costs	—	—	—	—	6,877	—	6,877	150	7,027
Unrealized gain on derivative instruments, net	—	—	—	—	3,773	—	3,773	84	3,857
Balance at December 31, 2011	$191,469	154,101,482	$1,541	$2,773,994	$(60,138)	$(304,759)	$2,602,107	$10,089	$2,612,196

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2011	2010	2009

Operating activities:
Net income	$42,714	$39,314	$60,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142,681	115,355	109,620
Allowance for doubtful accounts	2,277	1,759	6,257
Non-cash revenue adjustments	10,400	1,107	(4,966)
Other non-cash adjustments	9,130	14,660	5,737
Compensation expense related to restricted common stock and LTIP units	7,582	6,989	5,625
Distributions representing a return on capital from unconsolidated partnerships	2,428	1,374	586
Changes in operating assets and liabilities:
Accounts receivable	(1,308)	(2,052)	4,197
Accrued straight-line rents	(24,925)	(26,285)	(29,100)
Deferred leasing costs	(12,583)	(5,631)	(8,669)
Other assets	2,640	(11,592)	(8,361)
Accounts payable, accrued expenses and other liabilities	(6,005)	26,897	3,012
Net cash provided by operating activities	175,031	161,895	144,128
Investing activities:
Purchases of interests in and additions to investments in real estate and related intangible assets, net of cash acquired	(536,835)	(706,205)	(114,802)
Contributions to unconsolidated partnerships, net	(54,436)	(4,397)	(42,825)
Purchases of debt and equity securities	(5,245)	—	—
Proceeds from the sale of equity securities	125	1,227	961
Receipts of master lease payments	—	189	—
Funds held in escrow for acquisitions	(7,940)	(1,800)	—
Net cash used in investing activities	(604,331)	(710,986)	(156,666)
Financing activities:
Proceeds from common stock offering	404,328	545,804	181,861
Payment of common stock offering costs	(4,757)	(22,132)	(7,694)
Redemption of Series A preferred stock	(31,109)	—	—
Payment of deferred loan costs	(9,712)	(8,912)	(4,037)
Unsecured line of credit proceeds	771,575	745,392	483,337
Unsecured line of credit payments	(896,025)	(750,608)	(194,438)
Mortgage notes proceeds	—	—	368,000
Principal payments on mortgage notes payable	(67,741)	(23,463)	(49,854)
Secured term loan repayments	—	(250,000)	—
Repurchases of exchangeable senior notes due 2026	(19,800)	(26,410)	(74,181)
Proceeds from exchangeable senior notes due 2030	—	180,000	—
Proceeds from unsecured senior notes	397,460	247,443	—
Secured construction loan repayments	—	—	(507,128)
Settlement of derivative instruments	—	—	(86,482)
Deferred settlement payments on interest rate swaps, net	(21)	(519)	(2,571)
Distributions to operating partnership unit and LTIP unit holders	(2,299)	(1,816)	(2,966)
Dividends paid to common stockholders	(101,032)	(67,180)	(75,846)
Dividends paid to preferred stockholders	(16,623)	(16,963)	(16,963)
Net cash provided by financing activities	424,244	550,636	11,038
Net (decrease)/increase in cash and cash equivalents	(5,056)	1,545	(1,500)
Cash and cash equivalents at beginning of period	21,467	19,922	21,422
Cash and cash equivalents at end of period	$16,411	$21,467	$19,922
Supplemental disclosure of cash flow information:
Cash paid during the period for interest (net of amounts capitalized of $7,568, $5,442, and $12,405, respectively)	$76,005	$74,620	$52,971
Supplemental disclosure of non-cash investing and financing activities:
Accrual for preferred stock dividends declared	$3,651	$4,241	$4,241
Accrual for common stock dividends declared	30,821	22,279	13,860
Accrual for distributions declared for operating partnership unit and LTIP unit holders	596	509	430
Accrued additions to real estate and related intangible assets	24,317	37,415	13,296
Mortgage note assumed (includes premium of $660 in 2010)	—	13,951	—

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.

CONSOLIDATED BALANCE SHEETS
(In thousands, except unit data)

	December 31,
	2011	2010

ASSETS
Investments in real estate, net	$3,950,246	$3,536,114
Investments in unconsolidated partnerships	33,389	57,265
Cash and cash equivalents	16,411	21,467
Accounts receivable, net	5,141	5,874
Accrued straight-line rents, net	130,582	106,905
Deferred leasing costs, net	157,255	125,060
Other assets	135,521	107,069
Total assets	$4,428,545	$3,959,754
LIABILITIES AND CAPITAL
Mortgage notes payable, net	$587,844	$657,922
Exchangeable senior notes, net	180,000	199,522
Unsecured senior notes, net	645,581	247,571
Unsecured line of credit	268,000	392,450
Accounts payable, accrued expenses and other liabilities	134,924	149,393
Total liabilities	1,816,349	1,646,858
Capital:
Partners' capital:
Preferred units, 7.375% Series A cumulative redeemable preferred units, $198,000,000 and $230,000,000 liquidation preference ($25.00 per unit), 7,920,000 and 9,200,000 units issued and outstanding at December 31, 2011 and December 31, 2010, respectively	191,469	222,413
Limited partners' capital, 2,979,979 and 3,001,250 units issued and outstanding at December 31, 2011 and December 31, 2010, respectively	10,332	9,918
General partner's capital, 154,101,482 and 131,046,509 units issued and outstanding at December 31, 2011 and December 31, 2010, respectively	2,469,233	2,150,314
Accumulated other comprehensive loss	(58,594)	(69,549)
Total partners' capital	2,612,440	2,313,096
Noncontrolling interests deficit	(244)	(200)
Total capital	2,612,196	2,312,896
Total liabilities and capital	$4,428,545	$3,959,754

See accompanying notes to consolidated financial statements.
BIOMED REALTY, L.P.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except unit data)

	For the Year Ended
	December 31,
	2011	2010	2009
Revenues:
Rental	$329,454	$292,799	$267,497
Tenant recoveries	101,965	86,903	76,837
Other revenue	6,781	3,927	13,859
Total revenues	438,200	383,629	358,193
Expenses:
Rental operations	128,146	111,900	104,246
Depreciation and amortization	142,319	114,788	109,007
General and administrative	30,966	25,901	22,455
Acquisition related expenses	1,099	3,053	464
Total expenses	302,530	255,642	236,172
Income from operations	135,670	127,987	122,021
Equity in net loss of unconsolidated partnerships	(2,489)	(1,645)	(2,390)
Interest expense, net	(89,181)	(86,073)	(64,690)
Other (expense) / income	(1,760)	(2,658)	3,467
Income from continuing operations	42,240	37,611	58,408
Income from discontinued operations	474	1,703	1,782
Net income	42,714	39,314	60,190
Net loss attributable to noncontrolling interests	44	48	64
Net income attributable to the Operating Partnership	42,758	39,362	60,254
Preferred unit distributions	(16,033)	(16,963)	(16,963)
Cost on redemption of preferred units	(165)	—	—
Net income available to unitholders	$26,560	$22,399	$43,291
Income from continuing operations per unit available to common unitholders:
Basic and diluted earnings per unit	$0.19	$0.17	$0.43
Income from discontinued operations per unit available to common unit holders:
Basic and diluted earnings per unit	$—	$0.02	$0.02
Net income per unit available to unitholders:
Basic and diluted earnings per unit	$0.19	$0.19	$0.45
Weighted-average units outstanding:
Basic	135,549,934	115,572,569	94,005,382
Diluted	135,549,934	115,572,569	94,005,382

See accompanying notes to consolidated financial statements.
BIOMED REALTY, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year Ended
	December 31,
	2011	2010	2009
Net income	$42,714	$39,314	$60,190
Other comprehensive income:
Unrealized gain on derivative instruments, net	3,825	8,630	26,841
Amortization of deferred interest costs	7,027	7,114	3,588
Equity in other comprehensive income/(loss) of unconsolidated partnerships	53	71	(503)
Deferred settlement payments on interest rate swaps, net	(21)	(519)	(2,571)
Reclassification on unrealized loss on equity securities	5,132	—	—
Reclassification on sale of equity securities	70	(537)	—
Unrealized (loss)/gain on equity securities	(5,131)	(74)	537
Total other comprehensive income	10,955	14,685	27,892
Comprehensive income	$53,669	$53,999	$88,082

See accompanying notes to consolidated financial statements.
BIOMED REALTY, L.P.

CONSOLIDATED STATEMENTS OF CAPITAL
(In thousands, except unit data)

	Preferred Series A		Limited Partners' Capital		General Partner's Capital		Accumulated Other Comprehensive (Loss)/Income	Total Partner's Equity	Noncontrolling Interests Deficit	Total Equity
	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2008	9,200,000	$222,413	3,435,514	$12,469	80,757,421	$1,515,281	$(112,126)	$1,638,037	$(88)	$1,637,949
Proceeds from issuance of OP units	—	—	—	—	17,302,754	174,167	—	174,167	—	174,167
Net issuances of unvested restricted OP units	—	—	—	—	581,140	(31)	—	(31)	—	(31)
Conversion of OP units	—	—	(358,954)	(2,111)	358,954	2,111	—	—	—	—
Vesting of share-based awards	—	—	—	—	—	5,625	—	5,625	—	5,625
Reallocation of equity to limited partners	—	—	—	79	—	(79)	—	—	—	—
Distributions	—	(16,963)	—	(2,245)	—	(62,652)	—	(81,860)	—	(81,860)
Net income	—	16,963	—	1,532	—	41,759	—	60,254	(64)	60,190
Unrealized loss on equity securities	—	—	—	—	—	—	537	537	—	537
Amortization of deferred interest costs	—	—	—	—	—	—	3,588	3,588	—	3,588
Unrealized gain on derivative instruments, net	—	—	—	—	—	—	23,767	23,767	—	23,767
Balance at December 31, 2009	9,200,000	222,413	3,076,560	9,724	99,000,269	1,676,181	(84,234)	1,824,084	(152)	1,823,932
Proceeds from issuance of OP units	—	—	—	—	31,426,000	523,672	—	523,672	—	523,672
Net issuances of unvested restricted OP units	—	—	—	—	544,930	(1,238)	—	(1,238)	—	(1,238)
Conversion of OP units	—	—	(75,310)	29	75,310	(29)	—	—	—	—
Vesting of share-based awards	—	—	—	—	—	6,989	—	6,989	—	6,989
Reallocation of equity to limited partners	—	—	—	1,514	—	(1,514)	—	—	—	—
Distributions	—	(16,963)	—	(1,895)	—	(75,600)	—	(94,458)	—	(94,458)
Net income	—	16,963	—	546	—	21,853	—	39,362	(48)	39,314
Reclassification on sale of marketable securities	—	—	—	—	—	—	(537)	(537)	—	(537)
Unrealized loss on marketable securities	—	—	—	—	—	—	(74)	(74)	—	(74)
Amortization of deferred interest costs	—	—	—	—	—	—	7,114	7,114	—	7,114
Unrealized gain on derivative instruments	—	—	—	—	—	—	8,182	8,182	—	8,182
Balance at December 31, 2010	9,200,000	222,413	3,001,250	9,918	131,046,509	2,150,314	(69,549)	2,313,096	(200)	2,312,896
Proceeds from issuance of OP units	—	—	—	—	22,562,922	399,571	—	399,571	—	399,571
Net issuances of unvested restricted OP units	—	—	—	—	470,780	(2,420)	—	(2,420)	—	(2,420)
Conversion of OP units	—	—	(21,271)	49	21,271	(49)	—	—	—	—
Redemption of preferred units	(1,280,000)	(31,109)	—	—	—	—	—	(31,109)	—	(31,109)
Vesting of share-based awards	—	—	—	—	—	7,582	—	7,582	—	7,582
Reallocation of equity to limited partners	—	—	—	2,182	—	(2,182)	—	—	—	—
Distributions	—	(16,033)	—	(2,386)	—	(109,574)	—	(127,993)	—	(127,993)
Net income	—	16,198	—	569	—	25,991	—	42,758	(44)	42,714
Reclassification on other-than-temporary impairment of marketable securities	—	—	—	—	—	—	5,132	5,132	—	5,132
Reclassification on sale of marketable securities	—	—	—	—	—	—	70	70	—	70
Unrealized loss on equity securities	—	—	—	—	—	—	(5,131)	(5,131)	—	(5,131)
Amortization of deferred interest costs	—	—	—	—	—	—	7,027	7,027	—	7,027
Unrealized gain on derivative instruments, net	—	—	—	—	—	—	3,857	3,857	—	3,857
Balance at December 31, 2011	7,920,000	$191,469	2,979,979	$10,332	154,101,482	$2,469,233	$(58,594)	$2,612,440	$(244)	$2,612,196

See accompanying notes to consolidated financial statements.
BIOMED REALTY, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2011	2010	2009

Operating activities:
Net income	$42,714	$39,314	$60,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142,681	115,355	109,620
Allowance for doubtful accounts	2,277	1,759	6,257
Non-cash revenue adjustments	10,400	1,107	(4,966)
Other non-cash adjustments	9,130	14,660	5,737
Compensation expense related to share-based payments	7,582	6,989	5,625
Distributions representing a return on capital from unconsolidated partnerships	2,428	1,374	586
Changes in operating assets and liabilities:
Accounts receivable	(1,308)	(2,052)	4,197
Accrued straight-line rents	(24,925)	(26,285)	(29,100)
Deferred leasing costs	(12,583)	(5,631)	(8,669)
Other assets	2,640	(11,592)	(8,361)
Accounts payable, accrued expenses and other liabilities	(6,005)	26,897	3,012
Net cash provided by operating activities	175,031	161,895	144,128
Investing activities:
Purchases of interests in and additions to investments in real estate and related intangible assets, net of cash acquired	(536,835)	(706,205)	(114,802)
Contributions to unconsolidated partnerships, net	(54,436)	(4,397)	(42,825)
Purchases of debt and equity securities	(5,245)	—	—
Proceeds from the sale of equity securities	125	1,227	961
Receipts of master lease payments	—	189	—
Funds held in escrow for acquisitions	(7,940)	(1,800)	—
Net cash used in investing activities	(604,331)	(710,986)	(156,666)
Financing activities:
Proceeds from issuance of OP units	399,571	523,672	174,167
Redemption of Series A preferred units	(31,109)	—	—
Payment of deferred loan costs	(9,712)	(8,912)	(4,037)
Unsecured line of credit proceeds	771,575	745,392	483,337
Unsecured line of credit payments	(896,025)	(750,608)	(194,438)
Mortgage notes proceeds	—	—	368,000
Principal payments on mortgage notes payable	(67,741)	(23,463)	(49,854)
Secured term loan repayments	—	(250,000)	—
Repurchases of exchangeable senior notes due 2026	(19,800)	(26,410)	(74,181)
Proceeds from exchangeable senior notes due 2030	—	180,000	—
Proceeds from unsecured senior notes	397,460	247,443	—
Secured construction loan repayments	—	—	(507,128)
Settlement of derivative instruments	—	—	(86,482)
Deferred settlement payments on interest rate swaps, net	(21)	(519)	(2,571)
Distributions paid to unitholders	(103,331)	(68,996)	(78,812)
Distributions paid to preferred unitholders	(16,623)	(16,963)	(16,963)
Net cash provided by financing activities	424,244	550,636	11,038
Net (decrease)/increase in cash and cash equivalents	(5,056)	1,545	(1,500)
Cash and cash equivalents at beginning of period	21,467	19,922	21,422
Cash and cash equivalents at end of period	$16,411	$21,467	$19,922
Supplemental disclosure of cash flow information:
Cash paid during the period for interest (net of amounts capitalized of $7,568, $5,442, and $12,405, respectively)	$76,005	$74,620	$52,971
Supplemental disclosure of non-cash investing and financing activities:
Accrual for unit distributions declared	$31,417	$22,788	$14,290
Accrual for preferred unit distributions declared	3,651	4,241	4,241
Accrued additions to real estate and related intangible assets	24,317	37,415	13,296
Mortgage note assumed (includes premium of $660 in 2010)	—	13,951	—

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.
BIOMED REALTY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization of the Parent Company and Description of Business

BioMed Realty Trust, Inc., a Maryland corporation (the “Parent Company”) operates as a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry principally through its subsidiary, BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership” and together with the Parent Company referred to as the “Company”). The Company's tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. The Company's properties are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle.

The Parent Company is the sole general partner of the Operating Partnership and, as of December 31, 2011, owned a 98.1% interest in the Operating Partnership. The remaining 1.9% interest in the Operating Partnership is held by limited partners. Each partner's percentage interest in the Operating Partnership is determined based on the number of operating partnership units and long-term incentive plan units (“LTIP units” and together with the operating partnership units, the “OP units”) owned as compared to total OP units (and potentially issuable OP units, as applicable) outstanding as of each period end and is used as the basis for the allocation of net income or loss to each partner.

Information with respect to the number of properties, square footage, and the percent of rentable square feet leased to tenants is unaudited.

2. Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, partnerships and limited liability companies it controls, and variable interest entities for which the Company has determined itself to be the primary beneficiary. All material intercompany transactions and balances have been eliminated. The Company consolidates entities the Company controls and records a noncontrolling interest for the portions not owned by the Company. Control is determined, where applicable, by the sufficiency of equity invested and the rights of the equity holders, and by the ownership of a majority of the voting interests, with consideration given to the existence of approval or veto rights granted to the minority stockholder. If the minority stockholder holds substantive participating rights, it overcomes the presumption of control by the majority voting interest holder. In contrast, if the minority stockholder simply holds protective rights (such as consent rights over certain actions), it does not overcome the presumption of control by the majority voting interest holder.

Investments in Partnerships and Limited Liability Companies

The Company evaluates its investments in limited liability companies and partnerships to determine whether such entities may be a variable interest entity, or VIE, and, if a VIE, whether the Company is the primary beneficiary. Generally, an entity is determined to be a VIE when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The primary beneficiary is the entity that has both (1) the power to direct matters that most significantly impact the VIE's economic performance and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company considers a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE's economic performance including, but not limited to, the ability to direct financing, leasing, construction and other operating decisions and activities. In addition, the Company considers the rights of other investors to participate in policy making decisions, to replace or remove the manager and to liquidate or sell the entity. The obligation to absorb losses and the right to receive benefits when a reporting entity is affiliated with a VIE must be based on ownership, contractual, and/or other pecuniary interests in that VIE. The Company has determined that it is the primary beneficiary in six VIEs, consisting of single-tenant properties in which the tenant has a fixed-price purchase option, which are consolidated and reflected in the accompanying consolidated financial statements. Selected financial data of the VIEs at December 31, 2011 and 2010 consist of the following:

	December 31, 2011	December 31, 2010
Investment in real estate, net	$409,327	$375,428
Total assets	454,208	414,993
Total debt	146,581	147,000
Total liabilities	151,893	161,697

If the foregoing conditions do not apply, the Company considers whether a general partner or managing member controls a limited partnership or limited liability company. The general partner in a limited partnership or managing member in a limited liability company is presumed to control that limited partnership or limited liability company. The presumption may be overcome if the limited partners or members have either (1) the substantive ability to dissolve the limited partnership or limited liability company or otherwise remove the general partner or managing member without cause or (2) substantive participating rights, which provide the limited partners or members with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership's or limited liability company's business and thereby preclude the general partner or managing member from exercising unilateral control over the partnership or company. If these criteria are met and the Company is the general partner or the managing member, as applicable, the consolidation of the partnership or limited liability company is required.

Except for investments that are consolidated, the Company accounts for investments in entities over which it exercises significant influence, but does not control, under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, the Company's net equity in the investment is reflected in the consolidated balance sheets and its share of net income or loss is included in the Company's consolidated statements of income.

On a periodic basis, management assesses whether there are any indicators that the carrying value of the Company's investments in unconsolidated partnerships or limited liability companies may be impaired on a more than temporary basis. An investment is impaired only if management's estimate of the fair-value of the investment is less than the carrying value of the investment on a more than temporary basis. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair-value of the investment. Management does not believe that the carrying value of any of the Company's unconsolidated investments in partnerships or limited liability companies was impaired as of December 31, 2011.

Investments in Real Estate, Net

Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	Remaining useful life, not to exceed 40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment (other assets)	Three to five years
Acquired in-place leases	Non-cancelable term of the related lease
Acquired management agreements	Non-cancelable term of the related agreement

Investments in real estate, net consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Land	$591,009	$578,753
Land under development	56,008	47,920
Buildings and improvements	3,615,678	3,160,392
Construction in progress	140,025	91,027
	4,402,720	3,878,092
Accumulated depreciation	(452,474)	(341,978)
	$3,950,246	$3,536,114

Purchase accounting is applied to the assets and liabilities of real estate properties in which the Company acquires a controlling interest or a partial interest. The fair-value of tangible assets of an acquired property (which includes land, buildings, and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management's determination of the relative fair-value of these assets. Factors considered by the Company in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Upon the acquisition of a controlling interest of an investment in an unconsolidated partnership, such partnership is consolidated and a gain is recognized equal to the amount in which the fair-value of the noncontrolling interest in such partnership exceeded its carrying value at the time of obtaining control.

The aggregate value of other acquired intangible assets consisting of acquired in-place leases and acquired management agreements (see deferred leasing costs below) are recorded based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes and insurance); and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period (see discussion of the recognition of acquired above-market and below-market leases in Revenue Recognition section below). The fair-value assigned to the acquired management agreements are recorded at the present value (using a discount rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The Company has also considered the existence of a tenant relationship intangible asset, but has not historically allocated any value to tenant relationships apart from acquired in-place leases. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated or if termination is determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of all unamortized amounts related to that lease would be accelerated and such amounts written off.

Costs incurred in connection with the development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. The Company capitalizes costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. Determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. The Company considers a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with any remaining portion under construction. Interest costs capitalized for the years ended December 31, 2011, 2010 and 2009 were $7.6 million, $5.4 million, and $12.4 million, respectively. Payroll costs capitalized for the years ended December 31, 2011, 2010 and 2009 were $1.3 million, $832,000, and $697,000, respectively. Costs associated with acquisitions are charged to expense.

Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset's useful life or increase its operating efficiency.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. The Company is required to make subjective assessments as to whether there are impairments in the values of its investments in long-lived assets. These assessments have a direct impact on the Company's net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although the Company's strategy is to hold its properties over the long-term, if the Company's strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value, and such loss could be material. As of and through December 31, 2011, no assets have been identified as impaired and no such impairment losses have been recognized.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. We maintain our cash at insured financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC limits. The Company believes that the risk is not significant.

Restricted Cash

Restricted cash primarily consists of cash deposits for real estate taxes, insurance and capital expenditures as required by certain mortgage notes payable.

Deferred Leasing Costs

Leasing commissions and other direct costs associated with obtaining new or renewal leases are recorded at cost and amortized on a straight-line basis over the terms of the respective leases, with remaining terms ranging from less than one year to approximately 20 years as of December 31, 2011. Deferred leasing costs also include the net carrying value of acquired in-place leases and acquired management agreements.

Deferred leasing costs, net at December 31, 2011 consisted of the following (in thousands):

	Balance at	Accumulated
	December 31, 2011	Amortization	Net
Acquired in-place leases	$260,552	$(150,453)	$110,099
Acquired management agreements	22,696	(12,641)	10,055
Deferred leasing and other direct costs	54,461	(17,360)	37,101
	$337,709	$(180,454)	$157,255

Deferred leasing costs, net at December 31, 2010 consisted of the following (in thousands):

	Balance at
	December 31, 2010	Accumulated Amortization	Net
Acquired in-place leases	$216,674	$(126,484)	$90,190
Acquired management agreements	18,557	(11,132)	7,425
Deferred leasing and other direct costs	40,531	(13,086)	27,445
	$275,762	$(150,702)	$125,060

The estimated amortization expense for deferred leasing costs at December 31, 2011 was as follows (in thousands):

2012	$34,519
2013	26,046
2014	24,452
2015	20,681
2016	13,607
Thereafter	37,950
$157,255

Revenue Recognition, Operating Expenses and Lease Terminations

The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, the Company evaluates whether the Company or the lessee is the owner, for accounting purposes, of the tenant improvements. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes that it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. The Company considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination, the Company considers all of the above factors. However, no one factor is determinative in reaching a conclusion.

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) the Company's estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods (based on the Company's assessment of the likelihood that the renewal periods will be exercised). The capitalized above-market lease values are amortized as a reduction of rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases and any fixed-rate renewal periods, if applicable. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.

The impact of the straight-line rent revenue, acquired above and below market lease revenue, and lease incentive revenue consisted of the following (in thousands):

	Years Ended December 31,
	2011	2010	2009
Straight-line rent revenue	$25,243	$26,285	$29,100
Acquired above-market lease revenue	(9,607)	(2,890)	(1,282)
Acquired below-market lease revenue	1,453	3,992	7,526
Lease incentive revenue	(2,246)	(2,209)	(1,278)
Net increase to revenue	$14,843	$25,178	$34,066

Total estimated minimum rents under non-cancelable operating tenant leases in effect at December 31, 2011 were as follows (in thousands):

2012	$365,816
2013	362,528
2014	353,587
2015	338,306
2016	294,634
Thereafter	1,771,814
$3,486,685

The estimated amortization for acquired above- and below-market lease revenue and lease incentive revenue at December 31, 2011 was as follows (in thousands):

	2012	2013	2014	2015	2016	Thereafter	Total
Amortization of:
Acquired above-market leases	$(9,718)	$(4,652)	$(4,078)	$(1,640)	$(985)	$(5,245)	$(26,318)
Acquired below-market leases	1,351	1,088	819	634	507	2,110	6,509
Lease incentive	(2,873)	(2,671)	(2,671)	(2,671)	(2,450)	(9,615)	(22,951)

Rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs, are subject to recovery from tenants under the terms of lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recorded in revenues as tenant recoveries, and the expenses are recorded in rental operations expenses, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.

On an ongoing basis, the Company evaluates the recoverability of tenant balances, including rents receivable, straight-line rents receivable, tenant improvements, deferred leasing costs and any acquisition intangibles. When it is determined that the recoverability of tenant balances is not probable, an allowance for expected losses related to tenant receivables, including straight-line rents receivable, utilizing the specific identification method, is recorded as a charge to earnings. Upon the termination of a lease, the amortization of tenant improvements, deferred leasing costs and acquisition intangible assets and liabilities is accelerated to the expected termination date as a charge to their respective line items and tenant receivables are written off as a reduction of the allowance in the period in which the balance is deemed to be no longer collectible. For financial reporting purposes, a lease is treated as terminated upon a tenant filing for bankruptcy, when a space is abandoned and a tenant ceases rent payments, or when other circumstances indicate that termination of a tenant's lease is probable (e.g., eviction). Lease termination fees are recognized in other income when the related leases are canceled, the amounts to be received are fixed and determinable and collectability is assured, and when the Company has no continuing obligation to provide services to such former tenants.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent and tenant recovery payments or defaults. The Company maintains an allowance for accrued straight-line rents. The determination of this allowance is based on the tenants' payment history and current credit status. Bad debt expense included in rental operations expenses was $2.3 million, $1.8 million and $6.3 million for the years ended December 31, 2011, 2010 and 2009, respectively. The Company's allowance for doubtful accounts included in accounts receivable, net and accrued straight line rent, net was $2.9 million and $3.4 million as of December 31, 2011 and 2010, respectively.

Investments

The Company, through its Operating Partnership, holds equity investments in certain publicly-traded companies and privately-held companies primarily involved in the life science industry. The Company may accept equity investments from tenants in lieu of cash rents, as prepaid rent pursuant to the execution of a lease, or as additional consideration for a lease termination. The Company does not acquire investments for trading purposes and, as a result, all of the Company's investments in publicly-traded companies are considered “available-for-sale” and are recorded at fair-value. Changes in the fair-value of investments classified as available-for-sale are recorded in comprehensive income. The fair-value of the Company's equity investments in publicly-traded companies is determined based upon the closing trading price of the equity security as of the balance sheet date, with unrealized gains and losses shown as a separate component of stockholders' equity. Investments in privately-held companies are generally accounted for under the cost method, because the Company does not influence any operating or financial policies of the companies in which it invests. The classification of investments is determined at the time each investment is made, and such determination is reevaluated at each balance sheet date. The cost of investments sold is determined by the specific identification method, with net realized gains and losses included in other income. For all investments, if a decline in the fair-value of an investment below its carrying value is determined to be other-than-temporary, such investment is written down to its estimated fair-value with a non-cash charge to earnings. The factors that the Company considers in making these assessments include, but are not limited to, market prices, market conditions, available financing, prospects for favorable or unfavorable clinical trial results, new product initiatives and new collaborative agreements.

Investments in equity securities, which are included in other assets on the accompanying consolidated balance sheets, consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Available-for-sale securities, historical cost	$5,585	$4,133
Other-than-temporary unrealized loss	(4,595)	—
Unrealized loss	(2)	(73)
Available-for-sale securities, fair-value(1)	988	4,060
Privately-held securities, cost basis	4,245	—
Total equity securities	$5,233	$4,060
____________

(1)	Determination of fair-value is classified as Level 1 in the fair-value hierarchy based on the use of quoted prices in active markets.

The Company's investments in available-for-sale securities of two publicly traded companies currently have fair market values that are less than the Company's initial cost basis in these securities due to decreases in their respective stock prices during the year ended December 31, 2011. During the year ended December 31, 2011, the Company reclassified to other expense from accumulated other comprehensive loss, an unrealized loss, considered to be other than temporary, of approximately $5.1 million, relating to its investment in securities of these companies. Management will continue to periodically evaluate whether any investment, the fair-value of which is less than the Company's initial cost basis, should be considered other-than-temporarily-impaired. If other than temporary impairment is considered to exist, the related unrealized loss will be reclassified from accumulated other comprehensive loss and recorded as a reduction of net income.

During the year ended December 31, 2010, the Company sold a portion of its available-for-sale securities, resulting in net proceeds of approximately $1.2 million and a realized gain on sale of approximately $865,000 (based on a specific identification of the securities sold), which was reclassified from accumulated other comprehensive loss and recognized in other income in the accompanying consolidated statements of income.

The Company's remaining investments consisted of securities in privately-held companies or funds, which are recorded at cost basis due to the Company's lack of control or significant influence over such companies or funds. The Company invested in equity securities of two privately-held companies and two privately-held funds during the year ended December 31, 2011. There were no identified events or changes in circumstances that may have a significant adverse effect on the carrying value of the Company's cost basis investments and therefore, no evaluation of impairment was performed during the year ended December 31, 2011 on the Company's cost basis investments.

Share-Based Payments

All share-based payments to employees are recognized in the income statement based on their fair-value. Through December 31, 2011, the Company had only awarded restricted stock of the Parent Company and LTIP unit grants of the Operating Partnership under its incentive award plan, both of which are valued based on the closing market price of the underlying common stock on the date of grant, and had not granted any stock options. The fair-value of all share-based payments is amortized to general and administrative expense and rental operations expense over the relevant service period, adjusted for anticipated forfeitures.

Assets and Liabilities Measured at Fair-Value

The Company measures financial instruments and other items at fair-value where required under GAAP, but has elected not to measure any additional financial instruments and other items at fair-value as permitted under fair-value option accounting guidance.

Fair-value measurement is determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, there is a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Company has used interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair-values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair-value measurements. In adjusting the fair-value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair-value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2011, the Company has determined that the impact of the credit valuation adjustments on the overall valuation of its derivative positions is not significant. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair-value hierarchy (see Note 9).

The valuation of the Company's investments in publicly-traded companies utilizes observable market-based inputs, based on the closing trading price of securities as of the balance sheet date, therefore, the Company has determined that valuations of available-for-sale securities are classified in Level 1 of the fair-value hierarchy.

No other assets or liabilities are measured at fair-value on a recurring basis, or have been measured at fair-value on a non-recurring basis subsequent to initial recognition, in the accompanying consolidated balance sheets as of December 31, 2011.

Derivative Instruments

The Company records all derivatives on the consolidated balance sheets at fair-value. In determining the fair-value of its derivatives, the Company considers the credit risk of its counterparties and the Company. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The ongoing disruptions in the financial markets have heightened the risks to these institutions. While management believes that its counterparties will meet their obligations under the derivative contracts, it is possible that defaults may occur.

The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair-value of the hedged asset or liability that are attributable to the hedged risk in a fair-value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings. If charges relating to the hedged transaction are being deferred pursuant to redevelopment or development activities, the effective portion of changes in the fair-value of the derivative are also deferred in other comprehensive income on the consolidated balance sheet, and are amortized to the income statement once the deferred charges from the hedged transaction begin again to affect earnings. The ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction. For derivatives that are not classified as hedges, changes in the fair-value of the derivative are recognized directly in earnings in the period in which the change occurs.

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known or expected cash amounts, the value of which are determined by interest rates. The Company's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company's known or expected cash receipts and its known or expected cash payments principally related to the Company's investments and borrowings.

The Company's primary objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During the years ended December 31, 2011, 2010, and 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and future variability in the interest-related cash flows from forecasted issuances of debt (see Note 9). The Company formally documents the hedging relationships for all derivative instruments, has historically accounted for its interest rate swap agreements as cash flow hedges, and does not use derivatives for trading or speculative purposes.

Equity Offering Costs

Underwriting commissions and offering costs are reflected as a reduction of proceeds.

Income Taxes of the Parent Company

The Parent Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Parent Company believes it has qualified and continues to qualify as a REIT. A REIT is generally not subject to federal income tax on that portion of its taxable income that is distributed to its stockholders. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. REITs are subject to a number of organizational and operational requirements. If the Parent Company fails to qualify as a REIT in any taxable year, the Parent Company will be subject to federal income tax (including any applicable alternative minimum tax) and, in most of the states, state income tax on its taxable income at regular corporate tax rates. The Parent Company is subject to certain state and local taxes.

Income Taxes of the Operating Partnership

As a partnership, the allocated share of income of the Operating Partnership is included in the income tax returns of the general and limited partners. Accordingly, no accounting for income taxes is required in the accompanying consolidated financial statements. The Operating Partnership may be subject to certain state or local taxes on its income and property.

The Operating Partnership has formed a taxable REIT subsidiary (the “TRS”) on behalf of the Parent Company. In general, the TRS may perform non-customary services for tenants, hold assets that the Parent Company cannot hold directly and, except for the operation or management of health care facilities or lodging facilities or the providing of any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, may engage in any real estate or non-real estate related business. The TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates. There is no tax provision for the TRS for the periods presented in the accompanying consolidated statements of income due to net operating losses incurred. No tax benefits have been recorded since it is not considered more likely than not that the deferred tax asset related to the net operating loss carryforwards will be utilized.

Dividends and Distributions

Earnings and profits, which determine the taxability of dividends and distributions to stockholders, will differ from income reported for financial reporting purposes due to the difference for federal income tax purposes in the treatment of revenue recognition, compensation expense, and in the estimated useful lives of real estate assets used to compute depreciation.

The income tax treatment for dividends was as follows:

	For the Years Ended December 31,
	2011		2010		2009
	Per Share	%	Per Share	%	Per Share	%
Common stock:
Ordinary income	$0.44	57.14%	$0.39	64.66%	$0.45	50.56%
Capital gain	—	0.00%	—	0.00%	—	0.00%
Return of capital	0.33	42.86%	0.21	35.34%	0.44	49.44%
Total	$0.77	100.00%	$0.60	100.00%	$0.89	100.00%
Preferred stock:
Ordinary income	$1.84	100.00%	$1.84	100.00%	$1.84	100.00%
Capital gain	—	0.00%	—	0.00%	—	0.00%
Return of capital	—	0.00%	—	0.00%	—	0.00%
Total	$1.84	100.00%	$1.84	100.00%	$1.84	100.00%

Management's Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reporting of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with GAAP. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and reported amounts of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions.

Reclassifications

Certain prior year amounts have been combined to conform to the current year presentation. On the consolidated balance sheets restricted cash, acquired above-market leases, net, and deferred loan costs, net are presented in other assets. Security deposits, distributions payable, derivative instruments, and acquired below-market leases, net are presented in accounts payable, accrued expenses, and other liabilities. On the consolidated statements of income real estate taxes are presented in rental operations expense, interest income is presented in interest expense, net and gains/(losses) on derivative instruments and debt extinguishment are presented in other (expense)/income.

3. Equity of the Parent Company

During the year ended December 31, 2011, the Parent Company issued restricted stock awards to the Company's employees and directors totaling 615,252 and 15,085 shares of common stock, respectively (129,342 shares of common stock were surrendered to the Company and subsequently retired in lieu of cash payments for taxes due on the vesting of restricted stock and 30,215 shares were forfeited during the same period), which are included in the total of common stock outstanding as of the period end.

In November 2011, the Parent Company completed the issuance of 22,562,922 shares of common stock and contributed net proceeds of approximately $399.6 million, after deducting the underwriter's discount and commissions and offering expenses, to the Operating Partnership in exchange for the issuance of 22,562,922 operating partnership units. The net proceeds to the Operating Partnership were utilized to repay a portion of the outstanding indebtedness on its unsecured line of credit and for other general corporate and working capital purposes.

The Parent Company also maintains a Dividend Reinvestment Program and a Cash Option Purchase Plan (collectively, the “DRIP Plan”) to provide existing stockholders of the Parent Company with an opportunity to invest automatically the cash dividends paid upon shares of the Parent Company's common stock held by them, as well as permit existing and prospective stockholders to make voluntary cash purchases. Participants may elect to reinvest a portion of, or the full amount of cash dividends paid, whereas optional cash purchases are normally limited to a maximum amount of $10,000. In addition, the Parent Company may elect to establish a discount ranging from 0% to 5% from the market price applicable to newly issued shares of common stock purchased directly from the Parent Company. The Parent Company may change the discount, initially set at 0%, at its discretion, but may not change the discount more frequently than once in any three-month period. Shares purchased under the DRIP Plan shall be, at the Parent Company’s option, purchased from either (1) authorized, but previously unissued shares of common stock, (2) shares of common stock purchased in the open market or privately negotiated transactions, or (3) a combination of both. As of and through December 31, 2011, all shares issued to participants in the DRIP Plan have been acquired through purchases in the open market.

Common Stock, Operating Partnership Units and LTIP Units

As of December 31, 2011, the Company had outstanding 154,101,482 shares of the Parent Company's common stock and 2,593,538 and 386,441 operating partnership and LTIP units, respectively. A share of the Parent Company's common stock and the operating partnership and LTIP units have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership.

7.375% Series A Cumulative Redeemable Preferred Stock

As of December 31, 2011, the Company had outstanding 7,920,000 shares of the Parent Company's 7.375% Series A Cumulative Redeemable Preferred Stock, or Series A preferred stock.  During the year ended December 31, 2011, the Company completed the repurchase of 1,280,000 shares of the Parent Company's Series A preferred stock for approximately $31.1 million, or $24.30 per share, net of accrued dividends of approximately $250,000, or $0.20 per share. The repurchase of the Series A preferred stock resulted in the recognition of costs on redemption of preferred stock of approximately $165,000 for the year ended December 31, 2011 as a result of the difference between the carrying value and the price paid to repurchase the Series A preferred stock.

Dividends are cumulative on the Series A preferred stock from the date of original issuance in the amount of $1.84375 per share each year, which is equivalent to 7.375% of the $25.00 liquidation preference per share. Dividends on the Series A preferred stock are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. Following a change in control, if the Series A preferred stock is not listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, holders will be entitled to receive (when and as authorized by the board of directors and declared by the Company), cumulative cash dividends from, but excluding, the first date on which both the change of control and the delisting occurs at an increased rate of 8.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.09375 per share) for as long as the Series A preferred stock is not listed. The Series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the Series A preferred stock will rank senior to the Company's common stock with respect to the payment of distributions and other amounts. The Company is not allowed to redeem the Series A preferred stock before January 18, 2012, except in limited circumstances to preserve its status as a REIT. On or after January 18, 2012, the Company may, at its option, redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such Series A preferred stock up to, but excluding the redemption date. Holders of the Series A preferred stock generally have no voting rights except for limited voting rights if the Company fails to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. The Series A preferred stock is not convertible into or exchangeable for any other property or securities of the Company.

Dividends and Distributions

The following table lists the dividends and distributions declared by the Parent Company and the Operating Partnership during the year ended December 31, 2011:

Declaration Date	Securities Class	Amount Per Share/Unit	Period Covered	Dividend and Distribution Payable Date	Dividend and Distribution Amount
					(in thousands)
March 14, 2011	Common stock and OP units	$0.20000	January 1, 2011 to March 31, 2011	April 15, 2011	$26,846
March 14, 2011	Series A preferred stock/units	$0.46094	January 16, 2011 to April 15, 2011	April 15, 2011	$4,240
June 15, 2011	Common stock and OP units	$0.20000	April 1, 2011 to June 30, 2011	July 15, 2011	$26,848
June 15, 2011	Series A preferred stock/units	$0.46094	April 16, 2011 to July 15, 2011	July 15, 2011	$4,241
September 15, 2011	Common stock and OP units	$0.20000	July 1, 2011 to September 30, 2011	October 17, 2011	$26,849
September 15, 2011	Series A preferred stock/units	$0.46094	July 16, 2011 to October 15, 2011	October 17, 2011	$3,901
December 14, 2011	Common stock and OP units	$0.20000	October 1, 2011 to December 31, 2011	January 17, 2012	$31,417
December 14, 2011	Series A preferred stock/units	$0.46094	October 16, 2011 to January 15, 2012	January 17, 2012	$3,651

Total 2011 dividends and distributions declared through December 31, 2011 (in thousands):

Common stock and OP units	$111,960
Series A preferred stock/units	16,033
$127,993

Noncontrolling Interests

Noncontrolling interests on the consolidated balance sheets of the Parent Company relate primarily to the OP units in the Operating Partnership that are not owned by the Parent Company. With respect to the noncontrolling interests in the Operating Partnership, noncontrolling interests with redemption provisions that permit the issuer to settle in either cash or common stock at the option of the issuer are further evaluated to determine whether temporary or permanent equity classification on the balance sheet is appropriate. Because the OP units comprising the noncontrolling interests contain such a provision, the Company evaluated this guidance, including the requirement to settle in unregistered shares, and determined that the OP units meet the requirements to qualify for presentation as permanent equity.

The Company evaluates individual redeemable noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any redeemable noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (1) the carrying amount, or (2) its redemption value at the end of the period in which the determination is made.

The redemption value of the OP units not owned by the Parent Company, had such units been redeemed at December 31, 2011, was approximately $54.4 million based on the average closing price of the Parent Company's common stock of $18.27 per share for the ten consecutive trading days immediately preceding December 31, 2011.

The following table shows the vested ownership interests in the Operating Partnership were as follows:

	December 31, 2011		December 31, 2010
	Operating Partnership Units and LTIP Units	Percentage of Total	Operating Partnership Units and LTIP Units	Percentage of Total
BioMed Realty Trust	152,435,271	98.1%	129,603,445	97.8%
Noncontrolling interest consisting of:
Operating partnership and LTIP units held by employees and related parties	2,332,318	1.5%	2,268,873	1.7%
Operating partnership and LTIP units held by third parties	588,801	0.4%	588,801	0.5%
Total	155,356,390	100.0%	132,461,119	100.0%

4. Capital of the Operating Partnership

Operating Partnership Units and LTIP Units

As of December 31, 2011, the Operating Partnership had outstanding 156,695,020 operating partnership units and 386,441 LTIP units. The Parent Company owned 98.1% of the partnership interests in the Operating Partnership at December 31, 2011, is the Operating Partnership's general partner and is responsible for the management of the Operating Partnership's business. As the general partner of the Operating Partnership, the Parent Company effectively controls the ability to issue common stock of the Parent Company upon a limited partner's notice of redemption. In addition, the general partner of the Operating Partnership has generally acquired OP units upon a limited partner's notice of redemption in exchange for shares of the Parent Company's common stock. The redemption provisions of OP units owned by limited partners that permit the issuer to settle in either cash or common stock at the option of the issuer are further evaluated in accordance with applicable accounting guidance to determine whether temporary or permanent equity classification on the balance sheet is appropriate. The Operating Partnership evaluated this guidance, including the requirement to settle in unregistered shares, and determined that these OP units meet the requirements to qualify for presentation as permanent equity.

LTIP units represent a profits interest in the Operating Partnership for services rendered or to be rendered by the LTIP unit holder in its capacity as a partner, or in anticipation of becoming a partner, in the Operating Partnership. Unvested LTIP units do not have full parity with common units of the Operating Partnership at issuance with respect to liquidating distributions, although LTIP unit holders receive the same quarterly per unit distributions as common units and may vote the LTIP units from the date of issuance. The LTIP units are subject to vesting requirements, which lapse five years from the date of issuance. In addition, the LTIP units are generally subject to a two-year lock-up period during which time the LTIP units may not be redeemed or sold by the LTIP unit holder. Upon the occurrence of specified events, LTIP units may over time achieve full parity with common units of the Operating Partnership for all purposes. Upon achieving full parity, and after the expiration of any vesting and lock-up periods, LTIP units may be redeemed for an equal number of the Parent Company's common stock or cash, at the Parent Company's election.

The redemption value of the OP units owned by the limited partners, not including the Parent Company, had such units been redeemed at December 31, 2011, was approximately $54.4 million based on the average closing price of the Parent Company's common stock of $18.27 per share for the ten consecutive trading days immediately preceding December 31, 2011.

7.375% Series A Cumulative Redeemable Preferred Units

Pursuant to the Operating Partnership's partnership agreement, the Operating Partnership's Series A cumulative redeemable preferred units (“Series A preferred units”) were issued to the Parent Company in exchange for contributed proceeds of approximately $222.4 million following the Parent Company's issuance of 7.375% Series A cumulative redeemable preferred stock (“Series A preferred stock”). The Operating Partnership's Series A preferred units are only redeemable for cash equal to a redemption price of $25.00 per unit, plus all accrued and unpaid distributions on such Series A preferred units up to, but excluding the redemption date, if and when shares of the Series A preferred stock are redeemed by the Parent Company, which may not occur before January 18, 2012, except in limited circumstances where necessary to preserve the Parent Company's status as a REIT. On or after January 18, 2012, the Parent Company may, at its option, redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series A preferred stock up to, but excluding the redemption date.

As of December 31, 2011, the Operating Partnership had outstanding 7,920,000 7.375% Series A preferred units. Distributions are cumulative on the Series A preferred units from the date of original issuance in the amount of $1.84375 per unit each year, which is equivalent to 7.375% of the $25.00 liquidation preference per unit. Distributions on the Series A preferred units are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. Following a change in control of the Parent Company, if the Series A preferred stock of the Parent Company is not listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, holders of the Series A preferred stock would be entitled to receive (when and as authorized by the board of directors of the Parent Company and declared by the Parent Company), cumulative cash dividends from, but excluding, the first date on which both the change of control and the delisting occurs at an increased rate of 8.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.09375 per share) for as long as the Series A preferred stock is not listed. The Series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the Series A preferred units will rank senior to the OP units with respect to the payment of distributions and other amounts. Holders of the Series A preferred stock generally have no voting rights except for limited voting rights if the Parent Company fails to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. The Series A preferred stock is not convertible into or exchangeable for any other property or securities of the Parent Company.

5. Debt

Debt of the Parent Company

The Parent Company does not hold any indebtedness. All debt is held directly or indirectly by the Operating Partnership; however, the Parent Company has guaranteed the Operating Partnership's Exchangeable Senior Notes due 2030 (the “Notes due 2030”), Unsecured Senior Notes due 2016 (the “Notes due 2016”), Unsecured Senior Notes due 2020 (the “Notes due 2020”) and unsecured line of credit.

Debt of the Operating Partnership

A summary of the Operating Partnership's outstanding consolidated debt as of December 31, 2011 and December 31, 2010 was as follows (dollars in thousands):

	Stated Fixed Interest Rate	Effective Interest Rate	Principal Balance
			December 31, 2011	December 31, 2010	Maturity Date
Mortgage Notes Payable
Ardentech Court (1)	7.25%	5.06%	$—	$4,237	July 1, 2012
Center for Life Science | Boston	7.75%	7.75%	342,149	345,577	June 30, 2014
500 Kendall Street (Kendall D)	6.38%	5.45%	62,261	64,230	December 1, 2018
6828 Nancy Ridge Drive	7.15%	5.38%	6,373	6,488	September 1, 2012
Road to the Cure (1)	6.70%	5.78%	—	14,696	January 31, 2014
10255 Science Center Drive (1)	7.65%	5.04%	—	10,800	July 1, 2011
Shady Grove Road	5.97%	5.97%	146,581	147,000	September 1, 2016
Sidney Street	7.23%	5.11%	26,400	27,395	June 1, 2012
Sorrento West (1)	7.42%	2.72%	—	13,247	November 10, 2011
9865 Towne Centre Drive (1)	7.95%	7.95%	—	17,636	June 30, 2013
900 Uniqema Boulevard	8.61%	5.61%	814	1,011	May 1, 2015
			584,578	652,317
Unamortized premiums			3,266	5,605
Mortgage notes payable, net			587,844	657,922
Notes due 2026			—	19,800	October 1, 2026
Unamortized discount			—	(278)
Notes due 2026, net (2)			—	19,522
Notes due 2030	3.75%	3.75%	180,000	180,000	January 15, 2030
Exchangeable senior notes, net			180,000	199,522
Notes due 2016	3.85%	3.99%	400,000	—	April 15, 2016
Unamortized discount (3)			(2,190)	—
Notes due 2016, net			397,810	—
Notes due 2020	6.13%	6.27%	250,000	250,000	April 15, 2020
Unamortized discount (4)			(2,229)	(2,429)
Notes due 2020, net			247,771	247,571
Unsecured senior notes, net			645,581	247,571
Unsecured line of credit (5)	1.83%	1.83%	268,000	392,450	July 13, 2015
Total consolidated debt			$1,681,425	$1,497,465
____________

(1)
During the year ended December 31, 2011, the Operating Partnership voluntarily prepaid in full the outstanding mortgage notes totaling approximately $60.2 million pertaining to the Ardentech Court, Road to the Cure, 10255 Science Center Drive, Sorrento West and 9865 Towne Centre Drive properties, prior to their respective maturity dates.

(2)	In October 2011, the Operating Partnership repurchased and redeemed in full the outstanding principal amount of its Exchangeable Senior Notes due 2026 (the "Notes due 2026").

(3)	The unamortized debt discount will be amortized through April 15, 2016, the maturity date of the Notes due 2016.

(4)	The unamortized debt discount will be amortized through April 15, 2020, the maturity date of the Notes due 2020.

(5)
At December 31, 2011, the Operating Partnership had additional borrowing capacity under the unsecured line of credit of up to approximately $481.1 million (net of outstanding letters of credit issued by the Operating Partnership and drawable on the unsecured line of credit of approximately $910,000).

Mortgage Notes Payable, net

The net carrying value of properties (investments in real estate) secured by the Operating Partnership's mortgage notes payable was $1.0 billion and $1.2 billion at December 31, 2011 and 2010, respectively.

The Operating Partnership's $350.0 million mortgage loan, which is secured by the Company's Center for Life Science | Boston property in Boston, Massachusetts, includes a financial covenant relating to a minimum amount of net worth. Management believes that it was in compliance with this covenant as of December 31, 2011. Notwithstanding the financial covenant related to the Center for Life Science | Boston mortgage, no other financial covenants are required on the remaining mortgage notes payable.

Premiums were recorded upon assumption of the mortgage notes payable at the time of the related property acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note using a method that approximates the effective-interest method.

The Operating Partnership has the ability and intends to repay any principal and accrued interest due in 2012 through the use of cash from operations or borrowings from its unsecured line of credit.

Exchangeable Senior Notes due 2030

On January 11, 2010, the Operating Partnership issued $180.0 million aggregate principal amount of its Notes due 2030. The Notes due 2030 are general senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. Interest at a rate of 3.75% per annum is payable on January 15 and July 15 of each year, beginning on July 15, 2010, until the stated maturity date of January 15, 2030. The terms of the Notes due 2030 are governed by an indenture, dated January 11, 2010, among the Operating Partnership, as issuer, the Parent Company, as guarantor, and U.S. Bank National Association, as trustee. The Notes due 2030 contain an exchange settlement feature, which provides that the Notes due 2030 may, at any time prior to the close of business on the second scheduled trading day preceding the maturity date, be exchangeable for shares of the Parent Company's common stock at the then applicable exchange rate. As the exchange feature for the Notes due 2030 must be settled in the common stock of the Parent Company, accounting guidance applicable to convertible debt instruments that permit the issuer to settle all or a portion of the exchange feature in cash upon conversion does not apply. The initial exchange rate was 55.0782 shares per $1,000 principal amount of Notes due 2030, representing an exchange price of approximately $18.16 per share of the Parent Company's common stock. If certain designated events occur on or prior to January 15, 2015 and a holder elects to exchange Notes due 2030 in connection with any such transaction, the Company will increase the exchange rate by a number of additional shares of the Parent Company's common stock based on the date the transaction becomes effective and the price paid per share of the Parent Company's common stock in the transaction, as set forth in the indenture governing the Notes due 2030. The exchange rate for the Notes due 2030 may also be adjusted under certain circumstances, including the payment of cash dividends in excess of $0.14 per share of common stock. The increase in the quarterly cash dividend from the second quarter of 2010 through the second quarter of 2011 to $0.20 per share of common stock resulted in an increase in the exchange rate of the Notes due 2030 from 55.0782 to 55.6548 shares per $1,000 principal amount of Notes due 2030, effective as of June 28, 2011, the Company's ex-dividend date.

The Operating Partnership may redeem the Notes due 2030, in whole or in part, at any time to preserve the Parent Company's status as a REIT or at any time on or after January 21, 2015 for cash at 100% of the principal amount plus accrued and unpaid interest. The holders of the Notes due 2030 have the right to require the Operating Partnership to repurchase the Notes due 2030, in whole or in part, for cash on each of January 15, 2015, January 15, 2020 and January 15, 2025, or upon the occurrence of a designated event, in each case for a repurchase price equal to 100% of the principal amount of the Notes due 2030 plus accrued and unpaid interest. The terms of the indenture for the Notes due 2030 do not require compliance with any financial covenants.

Unsecured Senior Notes due 2016, net

On March 30, 2011, the Operating Partnership issued $400.0 million aggregate principal amount of its Notes due 2016. The purchase price paid by the underwriters was 99.365% of the principal amount and the Notes due 2016 have been recorded on the consolidated balance sheet net of the discount. The Notes due 2016 are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. However, the Notes due 2016 are effectively subordinated to the Operating Partnership's existing and future mortgages and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future preferred equity and liabilities, whether secured or unsecured, of the Operating Partnership's subsidiaries, including guarantees provided by the Operating Partnership's subsidiaries under the Operating Partnership's unsecured line of credit. Interest at a rate of 3.85% per year is payable on April 15 and October 15 of each year, beginning on October 15, 2011, until the stated maturity date of April 15, 2016. The terms of the Notes due 2016 are governed by a base indenture and supplemental indenture, each dated March 30, 2011, among the Operating Partnership, as issuer, the Parent Company, as guarantor, and U.S. Bank National Association, as trustee.

The Operating Partnership may redeem the Notes due 2016, in whole or in part, at any time for cash at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes due 2016 being redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus 30 basis points, plus in each case, accrued and unpaid interest.

The terms of the indenture for the Notes due 2016 require compliance with various financial covenants, including limits on the amount of total leverage and secured debt maintained by the Operating Partnership and which require the Operating Partnership to maintain minimum levels of debt service coverage. Management believes that it was in compliance with these covenants as of December 31, 2011.

Unsecured Senior Notes due 2020, net

On April 29, 2010, the Operating Partnership issued $250.0 million aggregate principal amount of its Notes due 2020. The purchase price paid by the initial purchasers was 98.977% of the principal amount and the Notes due 2020 have been recorded on the consolidated balance sheet net of the discount. The Notes due 2020 are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. However, the Notes due 2020 are effectively subordinated to the Operating Partnership's existing and future mortgages and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future preferred equity and liabilities, whether secured or unsecured, of the Operating Partnership's subsidiaries, including guarantees provided by the Operating Partnership's subsidiaries under the Company's unsecured line of credit. Interest at a rate of 6.125% per year is payable on April 15 and October 15 of each year, beginning on October 15, 2010, until the stated maturity date of April 15, 2020. The terms of the Notes due 2020 are governed by an indenture, dated April 29, 2010, among the Operating Partnership, as issuer, the Parent Company, as guarantor, and U.S. Bank National Association, as trustee.

The Operating Partnership may redeem the Notes due 2020, in whole or in part, at any time for cash at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes due 2020 being redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus 40 basis points, plus in each case, accrued and unpaid interest.

The terms of the indenture for the Notes due 2020 require compliance with various financial covenants, including limits on the amount of total leverage and secured debt maintained by the Operating Partnership and which require the Operating Partnership to maintain minimum levels of debt service coverage. Management believes that it was in compliance with these covenants as of December 31, 2011.

On January 12, 2011, in accordance with the registration rights agreement entered into among the Company, the Operating Partnership and the initial purchasers of the Notes due 2020, the Operating Partnership completed its exchange offer to exchange all of the outstanding unregistered Notes due 2020 for an equal principal amount of a new issue of 6.125% Senior Notes due 2020 pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission. A total of $250.0 million aggregate principal amount of the original Notes due 2020, representing 100% of the outstanding principal amount of the original Notes due 2020, was tendered and received prior to the expiration of the exchange offer. The terms of the Notes due 2020 are substantially identical to the original Notes due 2020, except for transfer restrictions and registration rights relating to the original Notes due 2020.

Unsecured Line of Credit

The Operating Partnership's unsecured line of credit with KeyBank National Association (“KeyBank”) and other lenders, which had a borrowing capacity of $720.0 million and a maturity date of August 1, 2011, was refinanced. On July 14, 2011, the Operating Partnership entered into an unsecured credit agreement with KeyBank, as administrative agent and co-lead arranger, Wells Fargo Securities, LLC as co-lead arranger, and certain other lenders. The unsecured credit agreement provides for available borrowings under a revolving line of credit of $750.0 million with a maturity date of July 13, 2015. Subject to the administrative agent's reasonable discretion, the Operating Partnership may increase the amount of the revolving credit commitments to $1.25 billion upon satisfying certain conditions. In addition, the Operating Partnership, at its sole discretion, may extend the maturity date of the revolving line of credit to July 13, 2016 after satisfying certain conditions and paying an extension fee. The revolving line of credit bears interest at a floating rate equal to, at the Operating Partnership's option, either (1) reserve adjusted LIBOR plus a spread which ranges from 100 to 205 basis points, depending on the Company's credit ratings, or (2) the highest of (a) the prime rate then in effect plus a spread which ranges from 0 to 125 basis points, (b) the federal funds rate then in effect plus a spread which ranges from 50 to 175 basis points or (c) one-month LIBOR plus a spread which ranges from 100 to 205 basis points, in each case, depending on the Company's credit ratings. In addition, a facility fee is payable on line capacity at an annual rate depending on the Company's credit rating, which is currently at 35 basis points.

The unsecured credit agreement includes certain restrictions and covenants which require compliance with financial covenants relating to the minimum amounts of net worth, fixed charge coverage, unsecured debt service coverage, overall leverage and unsecured leverage ratios, the maximum amount of secured indebtedness and certain investment limitations. Management believes that it was in compliance with these covenants as of December 31, 2011. The unsecured credit agreement specifies a number of events of default (some of which are subject to applicable cure periods), including, among others, the failure to make payments when due, noncompliance with covenants and defaults under other agreements or instruments of indebtedness. Upon the occurrence of an event of default, the lenders may terminate the revolving line of credit and declare all amounts outstanding to be immediately due and payable.

As of December 31, 2011, principal payments due for the Operating Partnership's consolidated indebtedness (excluding debt premiums and discounts) were as follows (in thousands):

2012	$40,479
2013	8,291
2014	339,020
2015	274,253
2016	543,426
Thereafter(1)	477,109
$1,682,578
____________

(1)	Includes $180.0 million in principal payments of the Notes due 2030 based on a contractual maturity date of January 15, 2030.

6. Earnings Per Share of the Parent Company

Instruments granted in share-based payment transactions are considered participating securities prior to vesting and, therefore, are considered in computing basic earnings per share under the two-class method. The two-class method is an earnings allocation method for calculating earnings per share when a company's capital structure includes either two or more classes of common stock or common stock and participating securities. Basic earnings per share under the two-class method is calculated based on dividends declared on common shares and other participating securities (“distributed earnings”) and the rights of participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends accruing during the period. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding participating securities. Basic earnings per share represents the summation of the distributed and undistributed earnings per share class divided by the total number of shares.

Through December 31, 2011 all of the Company's participating securities (including the OP units) received dividends/distributions at an equal dividend/distribution rate per share/unit. As a result, the portion of net income allocable to the weighted-average restricted stock outstanding for the years ended December 31, 2011, 2010 and 2009 has been deducted from net income available to common stockholders to calculate basic earnings per share. The calculation of diluted earnings per share for the years ended December 31, 2011 and 2010 includes the outstanding OP units (both vested and unvested) in the weighted-average shares, and net income attributable to noncontrolling interests in the Operating Partnership has been added back to net income available to common stockholders. For the year ended December 31, 2009, the outstanding OP units (both vested and unvested) were anti-dilutive to the calculation of earnings per share and were therefore excluded from the calculation of diluted earnings per share and diluted earnings per share is calculated based upon net income available to common stockholders. For the years ended December 31, 2011 and 2010, the restricted stock was anti-dilutive to the calculation of diluted earnings per share and was therefore excluded. As a result, diluted earnings per share was calculated based upon net income available to common stockholders less net income allocable to unvested restricted stock and distributions in excess of earnings attributable to unvested restricted stock. No shares were issuable upon settlement of the excess exchange value pursuant to the exchange settlement feature of the Notes due 2026 as the common stock price at December 31, 2010 and 2009 did not exceed the exchange price then in effect. In addition, shares issuable upon settlement of the exchange feature of the Notes due 2030 were anti-dilutive and were not included in the calculation of diluted earnings per share based on the “if converted” method for the years ended December 31, 2011 and 2010. No other shares were considered anti-dilutive for the years ended December 31, 2011, 2010 and 2009.

Computations of basic and diluted earnings per share (in thousands, except share data) were as follows:

	Year Ended
	December 31,
	2011	2010	2009
Basic earnings per share:
Income from continuing operations	$42,240	$37,611	$58,408
Income from continuing operations attributable to noncontrolling interests	(515)	(455)	(1,411)
Preferred dividends	(16,198)	(16,963)	(16,963)
Net income allocable and distributions in excess of earnings to participating securities (continuing operations)	(1,172)	(838)	(591)
Income from continuing operations available to common stockholders - basic	24,355	19,355	39,443

Income from discontinued operations	474	1,703	1,782
Income from discontinued operations attributable to noncontrolling interests	(10)	(43)	(57)
Income from discontinued operations available to common stockholders - basic	464	1,660	1,725

Net income available to common stockholders - basic	$24,819	$21,015	$41,168
Diluted earnings per share:
Income from continuing operations available to common stockholders - basic	24,355	19,355	39,443
Income from continuing operations allocable and distributions in excess of earnings to dilutive participating securities	—	—	591
Income from continuing operations attributable to noncontrolling interests in operating partnership	559	503	—
Income from continuing operations available to common stockholders and participating securities - diluted	24,914	19,858	40,034

Income from discontinued operations available to common stockholders - basic	464	1,660	1,725
Income from discontinued operations attributable to noncontrolling interests in operating partnership	10	43	—
Income from discontinued operations available to common stockholders - diluted	474	1,703	1,725

Net income available to common stockholders and participating securities - diluted	$25,388	$21,561	$41,759
Weighted-average common shares outstanding:
Basic	132,625,915	112,698,704	91,011,123
Incremental shares from assumed conversion:
Unvested restricted stock	—	—	839,879
Operating partnership and LTIP units	2,983,928	3,019,495	—
Diluted	135,609,843	115,718,199	91,851,002
Basic and diluted earnings per share:
Income from continuing operations per share available to common stockholders - basic and diluted	$0.19	$0.17	$0.43
Income from discontinued operations per share available to common stockholders - basic and diluted	$—	$0.02	$0.02
Net income per share available to common stockholders - basic and diluted	$0.19	$0.19	$0.45

7. Earnings Per Unit of the Operating Partnership

Instruments granted in equity-based payment transactions are considered participating securities prior to vesting and, therefore, are considered in computing basic earnings per unit under the two-class method. The two-class method is an earnings allocation method for calculating earnings per unit when a company's capital structure includes either two or more classes of common equity or common equity and participating securities. Basic earnings per unit under the two-class method is calculated based on distributions declared on the OP units and other participating securities (“distributed earnings”) and the rights of participating securities in any undistributed earnings, which represents net income remaining after deduction of distributions accruing during the period. The undistributed earnings are allocated to all outstanding OP units and participating securities based on the relative percentage of each security to the total number of outstanding participating securities. Basic earnings per unit represents the summation of the distributed and undistributed earnings per unit class divided by the total number of OP units.

Through December 31, 2011 all of the Operating Partnership's participating securities received distributions at an equal distribution rate per unit. As a result, the portion of net income allocable to the weighted-average unvested OP units outstanding for the years ended December 31, 2011, 2010 and 2009 has been deducted from net income available to unitholders to calculate basic earnings per unit. For the years ended December 31, 2011, 2010 and 2009 the unvested OP units were anti-dilutive to the calculation of earnings per unit and were therefore excluded from the calculation of diluted earnings per unit, and diluted earnings per unit is calculated based upon net income attributable to unitholders. No shares of common stock of the Parent Company were contingently issuable upon settlement of the excess exchange value pursuant to the exchange settlement feature of the Notes due 2026 as the common stock price at December 31, 2010 and 2009 did not exceed the exchange price then in effect. In addition, units issuable upon settlement of the exchange feature of the Notes due 2030 were anti-dilutive and were not included in the calculation of diluted earnings per unit based on the “if converted” method for the years ended December 31, 2011 and 2010. No other units were considered anti-dilutive for the years ended December 31, 2011, 2010 and 2009.

Computations of basic and diluted earnings per unit (in thousands, except share data) were as follows:

	Year Ended
	December 31,
	2011	2010	2009
Basic and diluted earnings per unit:
Income from continuing operations	$42,240	$37,611	$58,408
Income from continuing operations attributable to noncontrolling interests	44	48	64
Preferred distributions	(16,198)	(16,963)	(16,963)
Net income allocable and distributions in excess of earnings to participating securities (continuing operations)	(1,220)	(933)	(733)
Income from continuing operations available to common unitholders - basic and diluted	24,866	19,763	40,776

Income from discontinued operations - basic and diluted	474	1,703	1,782

Net income available to unitholders - basic and diluted	$25,340	$21,466	$42,558
Weighted-average units outstanding:
Basic and diluted	135,549,934	115,572,569	94,005,382
Basic and diluted earnings per unit:
Income from continuing operations per unit available to common unitholders - basic and diluted	$0.19	$0.17	0.43
Income from discontinued operations per share available to common unitholders - basic and diluted	$—	$0.02	$0.02
Net income per unit available to unitholders - basic and diluted	$0.19	$0.19	$0.45

8. Investment in Unconsolidated Partnerships

The accompanying consolidated financial statements include investments in two limited liability companies with Prudential Real Estate Investors (“PREI”), and in 10165 McKellar Court, L.P. (“McKellar Court”), a limited partnership with Quidel Corporation, the tenant which occupies the McKellar Court property. General information on the PREI limited liability companies and the McKellar Court partnership (each referred to in this footnote individually as a “partnership” and collectively as the “partnerships”) as of December 31, 2011 was as follows:

Name	Partner	Company's Ownership Interest	Company's Economic Interest	Date Acquired
PREI I LLC(1)	PREI	20%	20%	April 4, 2007
PREI II LLC	PREI	20%	20%	April 4, 2007
McKellar Court(2)	Quidel Corporation	22%	22%	September 30, 2004
____________

(1)
PREI I LLC owns a portfolio of two properties in Cambridge, Massachusetts. During the year ended December 31, 2011, PREI I LLC sold certain properties to the Company (see Note 12). PREI I LLC concurrently repaid the remaining outstanding balance of its secured acquisition and interim loan facility, of $199.3 million through proceeds from the sale and capital contributions of the members. During the year ended December 31, 2011, a wholly owned subsidiary of the Company's joint venture with PREI I LLC entered into an agreement with certain lenders to extend the maturity date of its secured construction loan facility to August 13, 2013 and decrease the borrowing capacity to $139.0 million, which required the repayment of approximately $67.0 million by capital contributions of the members, including the Company's share of the repayment of approximately $13.4 million. At December 31, 2011, there were $139.0 million in outstanding borrowings on the secured loan facility with a contractual interest rate of 3.28% (including the applicable credit spread).

(2)
The Company's investment in the McKellar Court partnership (maximum exposure to losses) was approximately $12.4 million at December 31, 2011. The Company's economic interest in the McKellar Court partnership entitles it to 75% of the extraordinary cash flows after repayment of the partners' capital contributions and 22% of the operating cash flows.

The condensed combined balance sheets for all of the Company's unconsolidated partnerships were as follows (in thousands):

	December 31,
	2011	2010
Assets:
Investments in real estate, net	$257,297	$620,430
Cash and cash equivalents (including restricted cash)	4,384	7,914
Intangible assets, net	—	12,303
Other assets	2,392	26,412
Total assets	$264,073	$667,059
Liabilities and members' equity:
Mortgage notes payable and secured construction loan	$149,256	$415,933
Other liabilities	1,408	18,101
Members' equity	113,409	233,025
Total liabilities and equity	$264,073	$667,059
Company's net investment in unconsolidated partnerships	$33,389	$57,265

The selected data and results of operations for the unconsolidated partnerships were as follows (in thousands):

	Year Ended
	December 31,
	2011	2010	2009
Total revenues	$8,567	$8,390	$7,359
Total expenses	19,868	10,701	5,495
(Loss)/income from continuing operations	(11,301)	(2,311)	1,864
Gain on sale of discontinued operations (1)	22,927	—	—
Loss from discontinued operations	(6,677)	(11,312)	(15,477)
Net income/(loss)	$4,949	$(13,623)	$(13,613)

Company's equity in net loss of unconsolidated partnerships (1)	$(2,489)	$(1,645)	$(2,390)

Fees earned by the Company (2)	$1,011	$1,400	$2,700
____________

(1)
During the year ended December 31, 2011, PREI I LLC recorded a gain on sale of discontinued operations upon sale of certain properties to the Company. In accordance with the equity method of accounting, the Company's share of the equity in net income in PREI I LLC excludes any gain on sale since such gain was generated upon sale of the properties to the Company. The Company recorded a gain on revaluation of the acquired unconsolidated partnership. See Note 12 for further information on this gain and the Rogers Street acquisition.

(2)
The Company acts as the operating member or partner, as applicable, and day-to-day manager for the partnerships. The Company is entitled to receive fees for providing construction and development services (as applicable) and management services to the PREI joint ventures, which are reflected in tenant recoveries and other income in the consolidated statements of income.

9. Derivatives and Other Financial Instruments

As of December 31, 2011, the Company had deferred interest costs of approximately $49.1 million in accumulated other comprehensive loss related to forward starting swaps, which were settled with the corresponding counterparties in March and April 2009. The forward starting swaps were entered into to mitigate the Company's exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed-rate debt, with interest payments for a minimum of ten years. The deferred interest costs will be amortized as additional interest expense over a remaining period of approximately eight years.

The following is a summary of the Company's derivative instruments and their fair-values, which are included in derivative instruments (liability account) or other assets based on their respective balances on the accompanying consolidated balance sheets (in thousands):

	Fair-Value(1)
	December 31,
	2011	2010
Interest rate swaps (2)	$—	$(3,826)
Other (3)	9	26
Total derivative instruments	$9	$(3,800)
____________

(1)
Fair-value of derivative instruments does not include any related accrued interest payable, which is included in accrued expenses on the accompanying consolidated balance sheets. Derivative valuations are classified in Level 2 of the fair-value hierarchy.

(2)	Two interest rate swaps with an aggregate notional amount of $150.0 million expired on August 1, 2011.

(3)
Includes stock purchase warrants that are recorded as derivative instruments and are reflected in other assets on the accompanying consolidated balance sheets. Changes in the fair-value of the stock purchase warrants are included in earnings in the period in which they occur.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged forecasted transaction affects earnings. During the years ended December 31, 2011, 2010 and 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and future variability in the interest-related cash flows from forecasted issuances of debt. The ineffective portion of the change in fair-value of the derivatives is recognized directly in earnings.

The Company's use of proceeds from its March 2011 unsecured debt offering to repay a portion of the outstanding indebtedness on its unsecured line of credit caused the amount of variable-rate indebtedness to fall below the combined notional value of the outstanding interest rate swaps on March 30, 2011, causing the Company to be overhedged. As a result, the Company re-performed tests to assess the effectiveness of its interest rate swaps. Although the interest rate swaps with an aggregate notional amount of $150.0 million passed the assessment tests and the $115.0 million swap continued to qualify for hedge accounting, the $35.0 million swap no longer qualified for hedge accounting due to the lack of variable rate debt expected to be outstanding during the remaining term of the swap. As a result, the Company accelerated the reclassification of amounts deferred in accumulated other comprehensive loss to earnings related to the hedged forecasted transactions that became probable of not occurring during the period in which the Company was overhedged. This resulted in a cumulative charge to earnings for the year ended December 31, 2011 of approximately $1.0 million. From the date that hedge accounting was discontinued on the $35.0 million swap, changes in the fair-value associated with this interest rate swap were recorded directly to earnings, resulting in the recognition of a gain of approximately $12,000 for the year ended December 31, 2011, which is included as a component of loss on derivative instruments.

During the year ended December 31, 2011, the Company recorded total losses on derivative instruments of $544,000, primarily related to the reduction in the amount of the variable-rate indebtedness relating to the remaining $150.0 million interest rate swaps (see above), hedge ineffectiveness on cash flow hedges due to mismatches in maturity dates and interest rate reset dates between the interest rate swaps and corresponding debt and changes in the fair-value of other derivative instruments. For the years ended December 31, 2010 and 2009, the Company recognized a loss of approximately $453,000 and a gain of approximately $203,000, respectively, as a result of hedge ineffectiveness and changes in the fair-value of derivative instruments attributable to mismatches in the maturity date and the interest rate reset dates between the interest rate swap and corresponding debt, and changes in the fair-value of derivatives no longer considered highly effective.

Amounts reported in accumulated other comprehensive loss related to derivatives will be reclassified to earnings during the period in which the hedged forecasted transaction affects earnings. The change in net unrealized (loss)/gain on derivative instruments includes reclassifications of net unrealized losses from accumulated other comprehensive loss as (1) an increase to interest expense of $10.4 million, $17.5 million and $19.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, and (2) a loss on derivative instruments of $544,000 and $453,000 for the years ended December 31, 2011 and 2010, respectively, and a gain on derivative instruments of $203,000 for the year ended December 31, 2009. During the next twelve months, the Company estimates that an additional $6.9 million will be reclassified from accumulated other comprehensive loss as an increase to interest expense. In addition, for the years ended December 31, 2011, 2010 and 2009, approximately $236,000, $723,000 and $2.7 million, respectively, of settlement payments on interest rate swaps have been deferred in accumulated other comprehensive loss and will be amortized over the useful lives of the related development or redevelopment projects.

The following is a summary of the amount of loss recognized in other comprehensive income related to the derivative instruments (in thousands):

	Year Ended
	December 31,
	2011	2010	2009
Amount of loss recognized in other comprehensive income (effective portion):
Cash flow hedges
Interest rate swaps	$104	$2,084	$21,960

The following is a summary of the amount of loss reclassified from accumulated other comprehensive loss to interest expense related to the derivative instruments (in thousands):

	Year Ended
	December 31,
	2011	2010	2009
Amount of loss reclassified from accumulated other comprehensive loss to income (effective portion):
Cash flow hedges
Interest rate swaps(1)	$(3,385)	$(10,343)	$(16,248)
Forward starting swaps(2)	(7,027)	(7,114)	(3,588)
Total interest rate swaps	$(10,412)	$(17,457)	$(19,836)
____________

(1)
Amount represents payments made to swap counterparties for the effective portion of interest rate swaps that were recognized as an increase to interest expense for the periods presented (the amount was recorded as an increase and corresponding decrease to accumulated other comprehensive loss in the same accounting period).

(2)	Amount represents reclassifications of deferred interest costs from accumulated other comprehensive loss to interest expense related to the Company's previously settled forward starting swaps.

The following is a summary of the amount of (loss)/gain recognized in income as a loss on derivative instruments related to the ineffective portion of the derivative instruments (in thousands):

	Year Ended
	December 31,
	2011	2010	2009
Amount of (loss)/gain recognized in income (ineffective portion and amount excluded from effectiveness testing):
Cash flow hedges
Interest rate swaps	$—	$(360)	$(507)
Ineffective interest rate swaps	(544)	—	790
Total interest rate swaps	(544)	(360)	283
Other derivative instruments	—	(93)	(80)
Total (loss)/gain on derivative instruments	$(544)	$(453)	$203

10. Fair-Value of Financial Instruments

The Company's disclosures of estimated fair-value of financial instruments at December 31, 2011 and 2010 were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair-value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair-value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, security deposits, accounts payable, accrued expenses and other liabilities approximate fair-value due to the short-term nature of these instruments.

The Company utilizes quoted market prices to estimate the fair-value of its fixed-rate and variable-rate debt, when available. If quoted market prices are not available, the Company calculates the fair-value of its mortgage notes payable and other fixed-rate debt based on a currently available market rate assuming the loans are outstanding through maturity and considering the collateral. In determining the current market rate for fixed-rate debt, a market credit spread is added to the quoted yields on federal government treasury securities with similar terms to debt. In determining the current market rate for variable-rate debt, a market credit spread is added to the current effective interest rate. The carrying values of interest rate swaps, as well as the underlying hedged liability, if applicable, are reflected at their fair-values. The Company receives quotations from a third party to use in estimating these fair-values.

At December 31, 2011 and 2010, the aggregate fair-value and the carrying value of the Company's financial instruments were as follows (in thousands):

	December 31,
	2011		2010
	Fair-Value	Carrying Value	Fair-Value	Carrying Value
Mortgage notes payable, net	$670,931	$587,844	$729,561	$657,922
Notes due 2026, net (1)	—	—	23,244	19,522
Notes due 2030	206,775	180,000	209,128	180,000
Notes due 2016, net	396,880	397,810	—	—
Notes due 2020, net	266,775	247,771	262,950	247,571
Unsecured line of credit	268,000	268,000	388,567	392,450
Derivative instruments (2)	9	9	(3,800)	(3,800)
Available-for-sale securities	988	988	4,060	4,060
____________

(1)	In October 2011, the Operating Partnership repurchased and redeemed in full the outstanding principal amount of the Notes due 2026.

(2)
The Company's derivative instruments are reflected in other assets and derivative instruments (liability account) on the accompanying consolidated balance sheets based on their respective balances (see Note 9).

11. Incentive Award Plan

The Company has adopted the 2009 Amendment and Restatement of the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan (the “Plan”). The Plan provides for grants to directors, employees and consultants of the Company and the Operating Partnership (and their respective subsidiaries) of stock options, restricted stock, LTIP units, stock appreciation rights, dividend equivalents, and other incentive awards. The Company has reserved 5,340,000 shares of common stock for issuance pursuant to the Plan, subject to adjustments as set forth in the Plan. As of December 31, 2011, 2,039,029 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Plan. Each LTIP unit issued will count as one share of common stock for purposes of calculating the limit on shares that may be issued. Compensation cost for these incentive awards is measured based on the fair-value of the award on the grant date (fair-value is calculated based on the closing price of the Company's common stock on the date of grant) and is recognized as expense over the respective vesting period, which for restricted stock awards and LTIP units is generally four to five years. Fully vested incentive awards may be settled for either cash or stock depending on the Company's election and the type of award granted. Participants are entitled to cash dividends and may vote such awarded shares, but the sale or transfer of such shares is limited during the restricted or vesting period. Since inception, the Company has only awarded restricted stock grants and LTIP units. The restricted stock grants may only be settled for stock whereas the LTIP units may be redeemed for either cash or common stock, at the Company's election.

A summary of the Company's unvested restricted stock and LTIP units is presented below:

	Unvested Restricted Shares/LTIP Units	Weighted Average Grant- Date Fair-Value
Balance at December 31, 2008	900,841	$18.92
Granted	603,900	12.38
Vested	(189,658)	27.02
Forfeited	(19,325)	13.52
Balance at December 31, 2009	1,295,758	14.77
Granted	658,859	16.55
Vested	(332,183)	16.90
Forfeited	(34,374)	11.19
Balance at December 31, 2010	1,588,060	15.15
Granted	630,337	18.38
Vested	(467,120)	16.03
Forfeited	(30,215)	16.17
Balance at December 31, 2011	1,721,062	$16.09

Selected data of the Company's incentive award plan is presented below (in thousands except share and period amounts):

	Years Ended December 31,
	2011	2010	2009
Aggregate value of shares granted	$11,612	$10,901	$7,475
Fair-value of shares vested	$8,547	$5,278	$2,011
Stock-based compensation expense recognized in general and administrative expenses and rental operations expense	$7,582	$6,988	$5,625
Shares surrendered to the Company and retired in lieu of cash payments for taxes due on the vesting of restricted stock	129,342	79,555	3,435
Data at period end:
Total compensation to be expensed related to unvested awards in future periods	$18,886
Weighted average expense period (in years)	2.8

12. Acquisitions

The Company acquired the following properties during the year ended December 31, 2011. The table below reflects the purchase price allocation for these acquisitions (in thousands):

Property	Acquisition Date	Investments in Real Estate	Above Market Lease	In-Place Lease	Management Agreement	Below Market Ground Lease	Acquisition Date Fair Value
1701 / 1711 Research Blvd.	May 9, 2011	$16,327	$—	$1,144	$29	$—	$17,500
450 Kendall Street (Kendall G)	May 31, 2011	8,229	—	—	—	—	8,229
Ardsley Park	June 23, 2011	16,188	610	1,108	94	—	18,000
Wateridge Circle	November 1, 2011	41,010	777	4,400	313	—	46,500
320 Bent Street (1)	December 14, 2011	87,900	780	12,698	1,298	3,599	106,275
301 Binney Street (1)	December 14, 2011	217,073	3,191	25,370	2,397	7,390	255,421
301 Binney Street Garage (1)	December 14, 2011	15,751	—	—	—	389	16,140
Kendall Crossing Apartments (1)	December 14, 2011	6,947	—	153	9	233	7,342
Total		$409,425	$5,358	$44,873	$4,140	$11,611	$475,407
Weighted average intangible amortization life (in months)			61	61	61	603
____________

(1)The Company acquired PREI's 80% membership interest in the entity that owned these properties through the PREI I LLC joint venture.  As a result, these properties became 100% owned by the Company on December 14, 2011.  See “Rogers Street Acquisition” below for further discussion.

Revenues of approximately $3.9 million and net loss of approximately $309,000 associated with properties acquired in 2011 are included in the consolidated income statements for the year ended December 31, 2011 for both the Company and the Operating Partnership.

Rogers Street Acquisition

On December 14, 2011, the Company acquired 320 Bent Street, 301 Binney Street, 301 Binney Street Garage, and Kendall Crossing Apartments (the "Rogers Street Properties") from PREI I LLC for cash of $308.0 million for the 80% interest indirectly held by PREI. The remaining 20% interest was previously indirectly owned by the Company through its 20% interest in PREI I LLC and was distributed to the Company in connection with this transaction. Upon the acquisition of the controlling interest of the Rogers Street Properties, the properties were consolidated and a gain of $4.7 million was recognized in other (expense)/income on the consolidated statement of income equal to the amount by which the fair-value of the 20% interest the Company previously owned exceeded its carrying value. PREI I LLC concurrently repaid the remaining outstanding balance of its secured acquisition and interim loan facility of $199.3 million through proceeds from the sale and capital contributions of the members, of which the Company's portion was $39.9 million.

Selected data regarding the acquisition of the Rogers Street Properties is presented below (in thousands):

December 14, 2011
Cash consideration paid for the Rogers Street Properties	$308,000
Cash acquired	(2,051)
Net cash paid by the Company to acquire the Rogers Street Properties	305,949

Fair-value of the Company's previously owned interest in the Rogers Street Properties	$77,000
Less: carrying value of the Company's previously owned interest in the Rogers Street Properties	(72,321)
Gain on revaluation of acquired unconsolidated joint venture	$4,679

Net cash paid by the Company to acquire the Rogers Street Properties	$305,949
Fair-value of the Company's previously owned interest in the Rogers Street Properties	77,000
Net liabilities assumed	2,229
Acquisition date fair-value of the Rogers Street Properties	$385,178

Pro Forma Results of the Parent Company (unaudited)

The unaudited pro forma revenues and operating income of the Parent Company, including the acquisitions that occurred in 2011 as if they had taken place on January 1, 2010, are as follows (in thousands except per share amounts):

	Year Ended December 31,
	2011	2010
Total revenues	$473,170	$423,649
Net income available to common stockholders	19,786	12,531
Net income per share available to common stockholders - basic and diluted	$0.15	$0.11

Pro forma data may not be indicative of the results that would have been reported had the acquisitions actually occurred as of January 1, 2010, nor does it intend to be a projection of future results.

Pro Forma Results of the Operating Partnership (unaudited)

The unaudited pro forma revenues and operating income of the Operating Partnership, including the acquisitions that occurred in 2011 as if they had taken place on January 1, 2010, are as follows (in thousands except per share amounts):

	Year Ended December 31,
	2011	2010
Total revenues	$473,170	$423,649
Net income available to unitholders	20,355	13,077
Net income per unit available to unitholders - basic and diluted	$0.15	$0.11

Pro forma data may not be indicative of the results that would have been reported had the acquisitions actually occurred as of January 1, 2010, nor does it intend to be a projection of future results.

13. Discontinued Operations

In April 2012, the Company completed the exchange of an operating property on Forbes Boulevard in South San Francisco for an office property located in Redwood City, California. As a result, the Company reclassified the Forbes Boulevard property as a discontinued operation. The table below reflects the details of the property and the exchange (in thousands):

Property	Date of Sale	Original Acquisition Date	Sales Price (1)	Impairment loss
Forbes Boulevard	April 27, 2012	September 5, 2007	$28,000	$(4,552)
_________

(1)	The sales price was equal to the fair-value of the office property received as consideration for the exchange from the independent third party.

The results of operations of the Forbes Boulevard property are reported as discontinued operations for all periods presented in the accompanying consolidated financial statements. The following table summarizes the revenue and expense components that comprise income from discontinued operations (in thousands):

	For the Year Ended
	December 31,
	2011	2010	2009
Total revenues	$1,499	$2,808	$2,973
Total expenses	1,025	1,105	1,191
Income from discontinued operations	$474	$1,703	$1,782

Discontinued operations have not been segregated in the consolidated statements of cash flows. Therefore, certain line items in the consolidated statements of cash flows will not agree with respective data in the consolidated statements of income.

14. Commitments and Contingencies

Concentration of Credit Risk

Life science entities comprise the vast majority of the Company's tenant base. Because of the dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business. Two of the Company's tenants, Human Genome Sciences, Inc. and Vertex Pharmaceuticals Incorporated, comprised 14.6% and 10.1%, or $48.0 million and $33.2 million, respectively, of rental revenues from continuing operations for the year ended December 31, 2011; 16.4% and 11.9%, or $48.0 million and $34.9 million, respectively, of rental revenues from continuing operations for the year ended December 31, 2010; and 17.9% and 13.3%, or $48.0 million and $35.6 million, respectively, of rental revenues from continuing operations for the year ended December 31, 2009. These tenants are located in the Company's Maryland, and Boston and San Diego markets, respectively. The inability of these tenants to make lease payments could materially adversely affect the Company's business.

The Company generally does not require collateral or other security from our tenants, other than security deposits or letters of credit in select cases.

Construction and Other Related Commitments

As of December 31, 2011, the Company had approximately $92.7 million outstanding in construction and other related commitments related to construction, development, tenant improvements, renovation costs, leasing commissions, and general property-related capital expenditures, with approximately $92.2 million expected to be paid in 2012, approximately $495,000 expected to be paid in 2013 and 2014, and approximately $9,000 expected to be paid in 2015 and 2016.

Insurance

The Company carries insurance coverage on its properties with policy specifications and insured limits that it believes are adequate given the relative risk of loss, cost of the coverage and standard industry practice. However, certain types of losses (such as from the perils of earthquakes, windstorms, terrorism and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity, windstorms and floods. Should a property sustain damage as a result of an earthquake, windstorm or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.

Environmental Matters

The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company's results of operations and cash flow. The Company carries environmental remediation insurance for its properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by future spills or the historic presence of previously undiscovered hazardous substances, as well as third-party bodily injury and property damage claims related to the release of hazardous substances.

Tax Indemnification Agreements and Minimum Debt Requirements

As a result of the contribution of properties to the Operating Partnership, the Company has indemnified the contributors of the properties against adverse tax consequences if it directly or indirectly sells, exchanges or otherwise disposes of the properties in a taxable transaction before the ten-year anniversary of the completion of the Company's initial public offering (the “Offering”). The Company also has agreed to use its reasonable best efforts to maintain at least $8.0 million of debt, some of which must be property specific, for a period of ten years following the date of the Offering to enable certain contributors to guarantee the debt in order to defer potential taxable gain they may incur if the Operating Partnership repays the existing debt.

Legal Proceedings

Although the Company is involved in legal proceedings arising in the ordinary course of business, as of December 31, 2011, the Company is not currently a party to any legal proceedings nor, to its knowledge, is any legal proceeding threatened against it that it believes would have a material adverse effect on its financial position, results of operations or liquidity.

15. Quarterly Financial Information of the Parent Company (unaudited)

The Company's selected quarterly information for the years ended December 31, 2011 and 2010 (in thousands, except per share data) was as follows.

	2011 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$111,958	$114,639	$106,409	$105,193
Income from continuing operations	15,790	8,861	7,852	9,737
Income from discontinued operations	163	76	95	141
Net income	15,953	8,937	7,947	9,878
Net income attributable to noncontrolling interests	(244)	(106)	(68)	(107)
Preferred dividends	(3,651)	(3,901)	(4,241)	(4,241)
Net income available to common stockholders	$12,058	$4,765	$3,638	$5,530
Income from continuing operations per share available to common stockholders - basic and diluted	$0.08	$0.03	$0.03	$0.04
Net income per share available to common stockholders - basic and diluted	$0.08	$0.03	$0.03	$0.04

	2010 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$104,409	$95,006	$92,190	$92,024
Income from continuing operations	12,562	8,735	8,093	8,219
Income from discontinued operations	378	442	442	442
Net income	12,940	9,177	8,535	8,661
Net income attributable to noncontrolling interests	(178)	(104)	(95)	(121)
Preferred dividends	(4,241)	(4,241)	(4,241)	(4,241)
Net income available to common stockholders	$8,521	$4,832	$4,199	$4,299
Income from continuing operations per share available to common stockholders - basic and diluted	$0.06	$0.03	$0.04	$0.03
Net income per share available to common stockholders - basic and diluted	$0.06	$0.04	$0.04	$0.04
____________

(1)	The sum of quarterly financial data may vary from the annual data due to rounding.

16. Quarterly Financial Information of the Operating Partnership (unaudited)

The Company's selected quarterly information for the years ended December 31, 2011 and 2010 (in thousands, except per share data) was as follows.

	2011 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$111,958	$114,639	$106,409	$105,193
Income from continuing operations	15,790	8,861	7,852	9,737
Income from discontinued operations	163	76	95	141
Net income	15,953	8,937	7,947	9,878
Net loss attributable to noncontrolling interests	8	5	14	18
Preferred distributions	(3,651)	(3,901)	(4,241)	(4,241)
Net income available to unitholders	$12,310	$4,876	$3,720	$5,655
Income from continuing operations per unit attributable to unitholders - basic and diluted	$0.08	$0.03	$0.03	$0.04
Net income per unit attributable to unitholders - basic and diluted	$0.08	$0.03	$0.03	$0.04

	2010 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$104,409	$95,006	$92,190	$92,024
Income from continuing operations	12,562	8,735	8,093	8,219
Income from discontinued operations	378	442	442	442
Net income	12,940	9,177	8,535	8,661
Net loss attributable to noncontrolling interests	10	18	14	6
Preferred distributions	(4,241)	(4,241)	(4,241)	(4,241)
Net income available to unitholders	$8,709	$4,954	$4,309	$4,427
Income from continuing operations per unit attributable to unitholders - basic and diluted	$0.06	$0.03	$0.04	$0.03
Net income per unit attributable to unitholders - basic and diluted	$0.06	$0.04	$0.04	$0.04
____________

(1)	The sum of quarterly financial data may vary from the annual data due to rounding.

BIOMED REALTY TRUST, INC. AND BIOMED REALTY, L.P.
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2011
(In thousands)

			Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross amount carried at December 31, 2011
Property	Year Built/ Renovated	Encumbrances	Land	Ground Lease	Buildings and Improvements		Land	Buildings and Improvements	Total	Accumulated Depreciation	Net
		(1)							(2)	(3)
Albany Street	1922/1998	—	$1,942	—	$31,293	$258	$1,942	$31,551	$33,493	$(5,200)	$28,293
Ardentech Court	1997/2008	—	2,742	—	5,379	6,919	2,742	12,298	15,040	(3,501)	11,539
Ardenwood Venture	1985	—	3,550	—	10,603	4,425	3,550	15,028	18,578	(2,851)	15,727
Ardsley Park (4)	1956/2000	—	6,581	—	9,587	7,365	6,581	16,952	23,533	(84)	23,449
Balboa Avenue	1968/2000	—	1,316	—	9,493	567	1,316	10,060	11,376	(1,941)	9,435
Bayshore Boulevard	2000	—	3,667	—	22,593	7,486	3,667	30,079	33,746	(8,456)	25,290
Beckley Street	1999	—	1,480	—	17,590	—	1,480	17,590	19,070	(3,097)	15,973
Bernardo Center Drive	1974/2008	—	2,580	—	13,714	30	2,580	13,744	16,324	(2,383)	13,941
9911 Belward Campus Drive	2001	—	4,160	—	196,814	—	4,160	196,814	200,974	(28,657)	172,317
9920 Belward Campus Drive	2000	—	3,935	—	11,206	—	3,935	11,206	15,141	(1,643)	13,498
320 Bent Street	2003	—	—	—	87,900	—	—	87,900	87,900	(200)	87,700
301 Binney Street	2007	—	—	—	217,073	—	—	217,073	217,073	(576)	216,497
301 Binney Street Garage	2007	—	—	—	15,751	—	—	15,751	15,751	(19)	15,732
Center for Life Science Boston	2008	342,149	60,000	—	407,747	255,926	60,000	663,673	723,673	(67,847)	655,826
Bridgeview Technology Park I	1977/2002	—	2,493	—	14,716	19,342	2,493	34,058	36,551	(7,199)	29,352
Bridgeview Technology Park II	1977/2002	—	1,522	—	13,066	—	1,522	13,066	14,588	(2,218)	12,370
Charles Street	1911/1986	—	5,000	—	7,033	29	5,000	7,062	12,062	(1,102)	10,960
Coolidge Avenue	1962/1999	—	2,760	—	7,102	244	2,760	7,346	10,106	(1,201)	8,905
Dumbarton Circle	1990	—	2,723	—	5,097	235	2,723	5,332	8,055	(2,681)	5,374
Eccles Avenue (5)	1965/1995	—	21,257	—	608	5,874	21,257	6,482	27,739	(608)	27,131
Eisenhower Road	1973/2000	—	416	—	2,614	1,062	416	3,676	4,092	(983)	3,109
Elliott Avenue	1925/2004	—	10,124	—	38,911	33,558	10,124	72,469	82,593	(6,416)	76,177
21 Erie Street	1925/2004	—	3,366	—	18,372	88	3,366	18,460	21,826	(3,056)	18,770
40 Erie Street	1996	—	7,593	—	33,765	2,563	7,593	36,328	43,921	(5,621)	38,300
4570 Executive Drive	1999	—	7,685	—	48,693	—	7,685	48,693	56,378	(3,195)	53,183
4775 / 4785 Executive Drive	2009	—	10,180	—	17,100	643	10,180	17,743	27,923	(570)	27,353
500 Fairview Avenue	1959/1991	—	—	—	3,285	263	—	3,548	3,548	(2,719)	829
530 Fairview Avenue	2008	—	2,703	—	694	43,676	2,703	44,370	47,073	(5,393)	41,680
Faraday Avenue	1986	—	1,370	—	7,201	—	1,370	7,201	8,571	(1,140)	7,431
Forbes Boulevard	1978	—	19,250	—	13,334	464	19,250	13,798	33,048	(1,446)	31,602
Fresh Pond Research Park	1948/2002	—	3,500	—	18,322	7,456	3,500	25,778	29,278	(3,315)	25,963
Gateway Business Park	1991-1998	—	116,851	—	10,981	—	116,851	10,981	127,832	(2,889)	124,943
Gazelle Court	2011	—	10,100	—	1,769	55,894	10,100	57,663	67,763	(996)	66,767
George Patterson Boulevard	1996/2005	—	1,575	—	11,029	1,625	1,575	12,654	14,229	(1,852)	12,377
Graphics Drive	1992/2007	—	800	—	6,577	6,904	800	13,481	14,281	(3,539)	10,742
Industrial Road	2001/2005	—	12,000	—	41,718	16,088	12,000	57,806	69,806	(19,712)	50,094
3525 John Hopkins Court	1991	—	3,993	—	18,183	281	3,993	18,464	22,457	(652)	21,805
3545-3575 John Hopkins Court	1991/2008	—	3,560	—	19,495	15,798	3,560	35,293	38,853	(3,712)	35,141
Kaiser Drive	1990	—	3,430	—	6,093	10,391	3,430	16,484	19,914	(2,172)	17,742
450 Kendall Street (Kendall G) (5)	—	—	—	—	8,229	497	—	8,726	8,726	—	8,726
500 Kendall Street (Kendall D)	2002	62,261	3,572	—	166,308	597	3,572	166,905	170,477	(27,632)	142,845
Kendall Crossing Apartments	2003	—	—	—	6,947	—	—	6,947	6,947	(15)	6,932
King of Prussia Road	1954/2004	—	12,813	—	66,152	1,063	12,813	67,215	80,028	(12,608)	67,420
Landmark at Eastview (6)	1958/2008	—	—	14,210	61,996	191,812	16,944	251,074	268,018	(33,092)	234,926
Medical Center Drive	1995	—	9,620	—	43,561	7,432	9,620	50,993	60,613	(2,226)	58,387
Monte Villa Parkway	1996/2002	—	1,020	—	10,711	382	1,020	11,093	12,113	(2,157)	9,956
6114-6154 Nancy Ridge Drive	1994	—	10,100	—	28,611	16,378	10,100	44,989	55,089	(4,664)	50,425
6828 Nancy Ridge Drive	1983/2001	6,373	2,344	—	9,611	1,755	2,344	11,366	13,710	(2,120)	11,590
Science Center at Oyster Point	2008-2009	—	19,464	—	89,762	—	19,464	89,762	109,226	(3,590)	105,636
One Research Way	1980/2008	—	1,813	—	6,454	6,183	1,813	12,637	14,450	(1,077)	13,373
Pacific Center Boulevard	1991/2008	—	5,400	—	11,493	2,720	5,400	14,213	19,613	(2,403)	17,210
Pacific Research Center	2000/2008	—	74,147	—	142,437	115,893	74,147	258,330	332,477	(28,804)	303,673
3500 Paramount Parkway	1999	—	1,080	—	14,535	—	1,080	14,535	15,615	(756)	14,859
Patriot Drive	1984/2001	—	848	—	6,906	—	848	6,906	7,754	(349)	7,405
Phoenixville Pike	1989/2008	—	1,204	—	10,087	12,836	1,204	22,923	24,127	(4,799)	19,328
Research Boulevard (4)	1970/2004	—	7,492	—	8,834	647	7,492	9,481	16,973	(267)	16,706
Road to the Cure	1977/2007	—	4,430	—	19,128	3,912	4,430	23,040	27,470	(4,516)	22,954
San Diego Science Center	19,732.002	—	3,871	—	21,875	2,214	3,871	24,089	27,960	(4,607)	23,353
10240 Science Center Drive	2002	—	4,079	—	12,124	20	4,079	12,144	16,223	(554)	15,669
Science Center Drive	1995	—	2,630	—	16,029	20	2,630	16,049	18,679	(2,959)	15,720
Shady Grove Road	2003	146,581	28,895	—	197,548	3,341	28,895	200,889	229,784	(29,207)	200,577
Sidney Street	2000	26,400	7,579	—	50,459	71	7,579	50,530	58,109	(8,328)	49,781
Sorrento Plaza	1978/2003	—	2,364	—	5,946	330	2,364	6,276	8,640	(312)	8,328
11388 Sorrento Valley Road	2000	—	2,366	—	8,514	170	2,366	8,684	11,050	(463)	10,587
Sorrento Valley Boulevard	1982	—	4,140	—	15,036	34	4,140	15,070	19,210	(2,145)	17,065
Sorrento West	1974-1984	—	13,455	—	11,990	5,744	13,455	17,734	31,189	(1,252)	29,937
Spring Mill Drive	1988	—	1,074	—	7,948	863	1,074	8,811	9,885	(1,648)	8,237
Trade Centre Avenue	1997	—	3,275	—	15,404	—	3,275	15,404	18,679	(2,561)	16,118
Torreyana Road	1980/1997	—	7,660	—	24,468	—	7,660	24,468	32,128	(3,002)	29,126
9865 Towne Centre Drive	2008	—	5,738	—	2,991	20,206	5,738	23,197	28,935	(2,863)	26,072
9885 Towne Centre Drive	2001/2008	—	4,982	—	28,513	—	4,982	28,513	33,495	(5,257)	28,238
Tributary Street	1983/1998	—	2,060	—	10,597	—	2,060	10,597	12,657	(1,865)	10,792
900 Uniqema Boulevard	2000	814	404	—	3,692	22	404	3,714	4,118	(589)	3,529
1000 Uniqema Boulevard	1999	—	1,350	—	13,229	71	1,350	13,300	14,650	(2,067)	12,583
Vassar Street	1950/1998	—	2,040	—	13,841	11,436	2,040	25,277	27,317	(3,398)	23,919
Waples Street	1983/2005	—	2,470	—	2,907	11,039	2,470	13,946	16,416	(6,738)	9,678
Wateridge Circle	2001	—	6,536	—	34,474	12	6,536	34,486	41,022	(286)	40,736
Walnut Street	1972/2004	—	5,200	—	36,067	—	5,200	36,067	41,267	(5,887)	35,380
Weston Parkway	1990	—	536	—	5,022	—	536	5,022	5,558	(173)	5,385
675 West Kendall Street (Kendall A)	2002	—	4,922	—	121,182	807	4,922	121,989	126,911	(20,016)	106,895
West Watkins Mill	1999	—	2,320	—	10,393	198	2,320	10,591	12,911	(856)	12,055
50 West Watkins Mill	1988/2005	—	1,451	—	11,611	—	1,451	11,611	13,062	(723)	12,339
217th Place	1987/2007	—	7,125	—	3,529	14,626	7,125	18,155	25,280	(2,801)	22,479
Total		$584,578	$630,073	$14,210	$2,819,652	$938,785	$647,017	$3,755,703	$4,402,720	$(452,474)	$3,950,246
____________

(1)	Includes mortgage notes secured by various properties but excludes unamortized debt premium of $3.3 million.

(2)	The aggregate gross cost of the Company's rental property for federal income tax purposes approximated $4.8 billion as of December 31, 2011 (unaudited).

(3)	Depreciation of building and improvements is recorded on a straight-line basis over the estimated useful lives ranging from less than one year to 40 years.

(4)	The property or a portion of the property was under development or pre-development as of December 31, 2011.

(5)	This property represents the potential for ground up development

(6)	During 2007, the Company acquired a fee simple interest in the land at its Landmark at Eastview property. The balance of $14.2 million was subsequently reclassified from ground lease to land.

A reconciliation of historical cost and related accumulated depreciation is as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Investment in real estate:
Balance at beginning of year	$3,878,092	$3,216,541	$3,122,539
Property acquisitions	475,407	525,886	—
Improvements	49,221	135,665	94,002
Balance at end of year	$4,402,720	$3,878,092	$3,216,541
Accumulated Depreciation:
Balance at beginning of year	$(341,978)	$(244,774)	$(162,110)
Depreciation expense	(110,496)	(97,204)	(82,664)
Balance at end of year	$(452,474)	$(341,978)	$(244,774)